SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-1A

                          REGISTRATION STATEMENT UNDER
                     THE INVESTMENT COMPANY ACT OF 1940 (X)

                               Amendment No. 4 (X)

                              WT INVESTMENT TRUST I
                       (Formerly Kiewit Investment Trust)
               (Exact Name of Registrant as Specified in Charter)

               1100 North Market Street, Wilmington, DE 19890-0001 (Address of Principal Executive Offices (Zip Code)

        Registrant's Telephone Number, Including Area Code (800) 254-3948

                 Robert J. Christian, Wilmington Trust Company,
               1100 North Market Street, Wilmington, DE 19890-0001 (Name and Address of Agent for Service of Process)



                                 ---------------


                     Please Send Copy of Communications to:

                            Joseph V. Del Raso, Esq.
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                              18th and Arch Streets
                             Philadelphia, PA 19103


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                              WT INVESTMENT TRUST I

                             LARGE CAP GROWTH SERIES
                           WT LARGE CAP GROWTH SERIES
                              LARGE CAP CORE SERIES
                              SMALL CAP CORE SERIES
                             LARGE CAP VALUE SERIES
                              MID CAP VALUE SERIES
                             SMALL CAP VALUE SERIES
                       INTERNATIONAL MULTI-MANAGER SERIES
                         SHORT/INTERMEDIATE BOND SERIES
                            INTERMEDIATE BOND SERIES
                              MUNICIPAL BOND SERIES
                           PREMIER MONEY MARKET SERIES
                            PRIME MONEY MARKET SERIES
                             U.S. GOVERNMENT SERIES
                                TAX-EXEMPT SERIES

FORM N-1A, PART A: Responses to items 1 through 3, 5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 4. INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES AND RELATED
        RISKS.

(a)      INVESTMENT OBJECTIVES.

The LARGE CAP GROWTH SERIES, the WT LARGE CAP GROWTH SERIES and the SMALL CAP CORE SERIES each seek superior long-term growth of capital. The LARGE CAP CORE SERIES, the LARGE CAP VALUE SERIES, the MID CAP VALUE SERIES and the SMALL CAP VALUE SERIES each seek to achieve long-term capital appreciation. The INTERNATIONAL MULTI-MANAGER SERIES seeks superior long-term capital appreciation. The SHORT/INTERMEDIATE BOND SERIES and the INTERMEDIATE BOND SERIES each seek a high total return, consistent with high current income. The MUNICIPAL BOND SERIES seeks a high level of income exempt from federal income tax, consistent with the preservation of capital. The PRIME MONEY MARKET SERIES, the U.S. GOVERNMENT Series and PREMIER MONEY MARKET SERIES each seek a high level of current income consistent with the preservation of capital and liquidity. The TAX-EXEMPT SERIES seeks as high a level of interest income exempt from federal income tax as is consistent with preservation of principal. The investment objectives for each Series except Large Cap Core Series may not be changed without shareholder approval. The Prime Money Market, U.S. Government, Premier Money Market and Tax-Exempt Series are money market funds and intend to maintain a stable $1 share price, although this may not be possible under certain circumstances. There is no guarantee that a Series will achieve its investment objective.

For purposes of these investment objectives, "superior" long-term growth of capital means to exceed the long-term growth of capital from an investment in the securities comprising the S&P 500 Index (for the Large Cap Growth , WT Large Cap Growth, Large Cap Core and Large Cap Value Series); the Russell 2000 Index, (for the Small Cap Core, and the Small Cap Value Series); and the Russell Mid Cap Index (for the Mid Cap Value Series), the Morgan Stanley Capital International Europe, Australasia and Far East Index (for the International Multi-Manager Series).

(b)      IMPLEMENTATION OF INVESTMENT OBJECTIVES.

EQUITY SERIES
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The LARGE CAP GROWTH SERIES and WT LARGE CAP GROWTH SERIES are managed in an identical manner. Each Series invests, under normal market conditions, at least 65% of its total assets in the following equity (or related) securities:
o common stocks of U.S. corporations that are judged by the adviser to have strong growth characteristics and, with respect to at least 65% of the Series' total assets, have a market capitalization of $2 billion or higher at the time of purchase;
o options on, or securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o options on indexes of the common stock of U.S. corporations described above;
   and
o contracts for either the future delivery, or payment in respect of the future market value, of certain indexes of the common stock of U.S. corporations described above, and options upon such futures contracts.

The adviser of each Series looks for high quality, sustainable growth stocks while paying careful attention to valuation. Research is bottom-up, emphasizing business fundamentals, including financial statement analysis and industry and competitor evaluations. The adviser selects stocks it believes exhibit consistent, above-average earnings growth, superior quality and attractive risk/reward characteristics. These dominant companies are expected to generate consistent earnings growth in a variety of economic environments.

The adviser also seeks to provide a greater margin of safety and stability in each Series. Superior earnings growth is expected to translate ultimately into superior compounding of returns. Additionally, several valuation tools are used to avoid over-paying for growth or chasing "hot" stocks. Over time, the adviser believes these favorable characteristics will produce superior returns with less risk than many growth styles.

The adviser's research team analyzes a broad universe of over 2,000 companies. Industry specialists search for high-quality companies growing at roughly double the market's average. Approximately 150 stocks pass these initial screens and are subject to thorough research. Dominant market share, strong financials, the power to price, significant free cash flow and shareholder-oriented management are critical variables.

Final purchase candidates are selected by the adviser's investment committee based on attractive risk/reward characteristics and diversification guidelines. Certain industries may be over or under-weighted by the adviser based upon favorable growth rates or valuation parameters.

The adviser attempts to maintain portfolio continuity by purchasing sustainable growth companies that are less sensitive to short-term economic trends than cyclical, low quality companies. The adviser generally sells stocks when the risk/reward characteristics of a stock turn negative, company fundamentals deteriorate, or the stock underperforms the market or its peer group. The latter device is employed to minimize mistakes and protect capital.

Each Series combines three distinct components, each of which is intended to enhance returns and add balance.

LARGE CAP GROWTH STOCKS (over $5 billion in total market cap) - Up to 100%, but not less than 65%, of each Series' total assets:
o Mature, predictable businesses
o Capital appreciation and income
o Highest liquidity

MEDIUM CAP GROWTH STOCKS (between $1 and $5 billion in total market cap) - Up to 20% of each Series' total assets:

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o Superior long-term potential
o Strong niche or franchise
o Seasoned management

SPECIAL SITUATIONS GROWTH OPPORTUNITIES - Up to 20% of each Series' total assets:
o Stable return, independent of the market
o Unusually favorable risk/reward characteristics
o Typically involve corporate restructuring

In order to respond to adverse market, economic, political or other conditions, each Series may assume a temporary defensive position and invest without limit in commercial paper and other money market instruments that are rated investment grade. The result of this action may be that a Series will be unable to achieve its investment objective.

The LARGE CAP CORE SERIES invests, under normal market conditions, at least 65% of its total assets in the following equity (or related) securities:
o securities of U.S. corporations that are judged by the adviser to have strong growth and valuation characteristics;
o options on, or securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o receipts or American Depositary Receipts ("ADRs"), which are typically issued by a U.S. bank or trust company as evidence of ownership of underlying securities issued by a foreign corporation; and
o cash reserves and money market instruments (including securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, repurchase agreements, certificates of deposit and bankers' acceptances issued by banks or savings and loan associations, and commercial paper).

The Large Cap Core Series is a diversified portfolio of U.S. equity (or related) securities, including common stocks, preferred stocks and securities convertible into common stock of companies with market capitalizations of at least $2 billion. Dividend income is an incidental consideration compared to growth in capital in the selection of securities. The adviser seeks securities that possess strong growth and value characteristics based on the evaluation of the issuer's background, industry position, historical returns and the experience and qualifications of the management team. The adviser may rotate the Series' holdings among various market sectors based on economic analysis of the overall business cycle.

As a temporary defensive investment policy, the Large Cap Core Series may invest up to 100% of its assets in money market instruments and other short-term debt instruments, rated investment grade or higher at the time of purchase, and may hold a portion of its assets in cash. The result of this action may be that the Series will be unable to achieve its investment objective.

The SMALL CAP CORE SERIES invests, under normal market conditions, at least 65% of its total assets in the following equity (or related) securities:
o common stocks of U.S. corporations that are judged by the adviser to have strong growth characteristics or to be undervalued in the marketplace relative to underlying profitability and have a market capitalization of less than $2 billion at the time of purchase;
o options on, or securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o options on indexes of the common stock of U.S. corporations described above;
  and
o contracts for either the future delivery, or payment in respect of the future market value, of certain indexes of the common stock of U.S. corporations described above, and options upon such futures contracts.

The Small Cap Core Series is a diversified portfolio of small cap U.S. equity (or related) securities with a market capitalization of $2 billion or less at the time of purchase. To achieve the Series' objective of long-term growth of capital, the Series' adviser employs a combined growth and value investment approach.

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The adviser uses proprietary quantitative research techniques to find companies with long-term growth potential or that seem undervalued. After analyzing those companies, the adviser invests the Series' assets in the stocks of companies with the most attractive combination of long-term earnings, growth and valuation. Securities will be sold to make room for new companies with superior growth, valuation and projected return characteristics or to preserve capital where the original assessment of the company's growth prospects and earnings power has not proven optimistic.

In the Series' efforts to achieve its investment objective, it seeks to outperform the Russell 2000 Index (assuming a similar investment in the securities comprising this index would reinvest dividends and capital gains distributions). The Russell 2000 Index is a passive index of the smallest 2000 stocks in the Russell 3000 Index of the 3000 largest stocks in the U.S. as measured by market capitalization.

The INTERNATIONAL MULTI-MANAGER SERIES invests, at all times, at least 85% of its total assets in the following equity (or related) securities:
o common stocks of foreign issuers;
o preferred stocks and/or debt securities that are convertible securities of such foreign issuers; and o open or closed-end investment companies (mutual funds) that invest primarily in the equity securities of issuers in countries where it is impossible or impractical to invest directly.

The International Multi-Manager Series is a diversified portfolio of equity securities (including convertible securities) of issuers located outside of the United States. The Series may use forward currency contracts, options, futures contracts and options on futures contracts to attempt to hedge actual or anticipated investment security positions. Three sub-advisers, Clemente Capital, Inc., Invista Capital Management Inc., and Scudder Kemper Investments, Inc., manage the assets of the Series. The adviser allocates the Series' assets among each sub-adviser in roughly equal portions and then allows each sub-adviser to use its own investment approach and strategy to achieve the Series' objective.

Clemente's investment approach begins with a global outlook, identifying the major forces (i.e., political events, social developments, trade and capital flows) affecting the global environment and then identifying the themes (i.e., corporate restructuring, infrastructure spending, consumer's coming of age) that are responding to the major forces. The third step is to decide which countries or sectors will benefit from these themes and then seek companies with favorable growth characteristics in those countries or sectors. The next steps are to research and identify specific holdings and ongoing monitoring and evaluation of the Series. Series holdings are sold when shares reach the target price, the fundamentals of a company have deteriorated or when new companies with superior growth and valuation characteristics have been identified.

Invista's investment approach focuses on identifying opportunities through a fundamentally sound, economic value driven process applied evenly across all international markets. Candidates for purchase are companies whose current price is substantially below investment value as determined by Invista's estimate of future free cash flows. Once this evaluation process is applied, purchases are made among those companies that provide optimal combinations of valuation, growth and risk. Series holdings are sold when the relative attractiveness of a security is not as great as additions proposed by a member of the investment team.

Scudder Kemper's investment approach involves a top-down/bottom-up approach with a focus on fundamental research. Investment ideas are generated by regional analysts, global industry analysts and portfolio managers through the integration of three analytical disciplines; global themes (identification of sectors and industries likely to gain or lose during specific phases of a theme's cycle); country analysis (quantitative assessment of each country's fundamental and political characteristics combined with an objective, quantitative analysis of market and economic data); and company analysis (identification of company opportunities by searching for unique attributes such as franchise or monopoly, above average growth potential, innovation or scarcity). Series holdings are sold when the analysts indicate that the underlying fundamentals are no longer strong.


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The Series utilizes this multiple sub-adviser arrangement to reduce volatility through multiple investment approaches, a strategy used by many institutional investors. For example, a particular investment approach used by a sub-adviser may be successful in a bear (falling) market, while another investment approach used by a different sub-adviser may be more successful in a bull (rising) market. The multiple investment approach is designed to soften the impact of a single sub-adviser's performance in a market cycle during which that sub-adviser's investment approach is less successful. Because each sub-adviser has different investment approaches, the performance of one or more of the sub-advisers is expected to offset the impact of any other sub-adviser's poor performance, regardless of the market cycle. Unfortunately, this also works the opposite way. The successful performance of a sub-adviser will be diminished by the less successful performances of the other sub-advisers. There can be no guarantee that the expected advantages of the multiple adviser technique will be achieved.

In the Series' efforts to achieve its investment objective, it seeks to outperform the Morgan Stanley Capital International Europe, Australasia & Far East ("EAFE") Index (assuming a similar investment in the securities comprising this index would reinvest dividends and capital gains distributions). The EAFE Index is an unmanaged index comprised of the stocks of approximately 1100 companies, screened for liquidity, cross ownership and industry representation and listed on major stock exchanges in Europe, Australasia and the Far East.

THE VALUE SERIES: The Large Cap Value, Mid Cap Value and Small Cap Value Series seek to invest in stocks that are less expensive than comparable companies, as determined by price/earnings ratios, cash flows or other measures. Value investing therefore may reduce risk while offering potential for capital appreciation as a stock gains favor among other investors and its price rises.

The Series are managed using investment ideas that the adviser has used for over twenty-five years. The Series' adviser relies on selecting individual stocks and does not try to predict when the stock market might rise or fall. It seeks out those stocks that are undervalued and, in some cases, neglected by financial analysts. The adviser evaluates the degree of analyst recognition by monitoring the number of analysts who follow the company and recommend its purchase or sale to investors.

The adviser starts by identifying early change in a company's operations, finances or management. The adviser is attracted to companies which will look different tomorrow - operationally, financially, managerially - when compared to yesterday. This type of dynamic change often creates confusion and misunderstandings and may lead to a drop in the company's stock price. Examples of change include mergers, acquisitions, divestitures, restructuring, change of management, new market/product/means of production/distribution, regulatory change, etc. Once change is identified, the adviser evaluates the company on several levels. It analyzes:
o Financial models based principally upon projected cash flows
o The price of the company's stock in the context of what the market is willing to pay for stock of comparable companies and what a strategic buyer would pay for the whole company
o The extent of management's ownership interest in the company
o The company's market by corroborating its observations and assumptions by meeting with management, customers and suppliers

The adviser also evaluates the degree of recognition of the business by the investors by monitoring the number of sell side analysts who closely follow the company and the nature of the shareholder base. Before deciding to purchase a stock, the adviser conducts an extensive amount of business due diligence to corroborate its observations and assumptions.

The identification of change comes from a variety of sources including the private capital network which the adviser has established among its clients, historical investments and intermediaries. The adviser also makes extensive use of clipping services and regional brokers and bankers to identify elements of change.

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 The investment professionals regularly meet companies around the country and sponsor more than 200 company/management meetings in its New York office.

By reviewing historical relationships and understanding the characteristics of a business, the adviser establishes valuation parameters using relative ratios or target prices. In its overall assessment, the adviser seeks stocks that it believes have a greater upside potential than downside risk over an 18 to 24-month holding period.

An important function of the adviser is to set a price target, that is, the price at which the stock will be sold when there has been no fundamental change in the investment case. The adviser constantly monitors the companies held by the Series to determine if there have been any fundamental changes in the reasons that prompted the initial purchase of the stock. If significant changes for the better have not materialized, the stock will be sold. The initial investment case for stock purchase, which has been documented, is examined by the adviser's investment professionals. A final decision on selling the stock is made after all such factors are analyzed.

The LARGE CAP VALUE SERIES invests, under normal conditions, at least 65% of its total assets in the following equity (or related) securities:
o common stocks of U.S. corporations that are judged by the adviser to be undervalued in the marketplace relative to underlying profitability and have a market capitalization of $10 billion or higher at the time of purchase; o options on, or securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o options on indexes of the common stock of U.S. corporations described above;
o contracts for either the future delivery, or payment in respect of the future market value, of certain indexes of the common stock of U.S. corporations described above, and options upon such futures contracts; and
o without limit in commercial paper and other money market instruments rated in one of the two highest rating categories by a nationally recognized statistical rating organization ("NRSRO"), in response to adverse market conditions, as a temporary defensive position. The result of this action may be that the Series will be unable to achieve its investment objective.

The Large Cap Value Series is a diversified portfolio of large cap U.S. equity (or related) securities that are deemed by the adviser to be undervalued as compared to the company's profitability potential.

The MID CAP VALUE SERIES invests, under normal conditions, at least 65% of its total assets in the following equity (or related) securities:
o common and preferred stocks of U.S. corporations that are judged by the adviser to be undervalued in the marketplace relative to underlying profitability and have a market capitalization between $1 and $10 billion at the time of purchase;
o securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o warrants; and
o without limit in commercial paper and other money market instruments rated in one of the two highest rating categories by a NRSRO, in response to adverse market conditions, as a temporary defensive position. The result of this action may be that the Series will be unable to achieve its investment objective.

The Mid Cap Value Series is a diversified portfolio of medium cap U.S. equity (or related) securities that are deemed by the adviser to be undervalued as compared to the company's profitability potential.

The SMALL CAP VALUE SERIES invests, under normal conditions, at least 65% of its total assets in the following equity (or related) securities:
o common and preferred stocks of U.S. corporations that are judged by the adviser to be undervalued in

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  the marketplace relative to underlying profitability and have a market capitalization of $1 billion or less at the time of purchase;
o securities convertible (such as convertible preferred stock and convertible bonds) into, the common stock of U.S. corporations described above;
o warrants; and
o without limit in commercial paper and other money market instruments rated in one of the two highest rating categories by a NRSRO, in response to adverse market conditions, as a temporary defensive position. The result of this action may be that the Series will be unable to achieve its investment objective.

The Small Cap Value Series is a diversified portfolio of large cap U.S. equity (or related) securities that are deemed by the adviser to be undervalued as compared to the company's profitability potential.

ALL EQUITY SERIES. The frequency of portfolio transactions and a Series' turnover rate will vary from year to year depending on the market. Increased turnover rates incur the cost of additional brokerage commissions and may cause recognition of greater capital gains. Series turnover rate is normally expected to be less than 100% for each of the Series.

Each Series also may use other strategies and engage in other investment practices, which are described in detail in Part B.

FIXED INCOME SERIES

The SHORT/INTERMEDIATE BOND SERIES:
o will invest at least 85% of its total assets in various types of investment grade fixed income securities;
o may invest up to 10% of its total assets in investment grade fixed income securities of foreign issuers;
o will, as a matter of fundamental policy, maintain a short-to-intermediate average duration (2 1/2 to 4 years); and
o the average dollar-weighted duration of securities held by the Short/Intermediate Bond Series will normally fall within a range of 2 1/2 to 4 years.

The INTERMEDIATE BOND SERIES:
o will invest at least 85% of its total assets in various types of investment grade fixed income securities;
o may invest up to 10% of its total assets in investment grade fixed income securities of foreign issuers;
o will, as a matter of fundamental policy, maintain an intermediate average duration (4 to 7 years); and
o the average dollar-weighted duration of securities held by the Intermediate Bond Series will normally fall within a range of 4 to 7 years.

The MUNICIPAL BOND SERIES:
o will, as a fundamental policy, invest substantially all (at least 80%) of its net assets in a diversified portfolio of municipal securities that provide interest that is exempt from federal income tax;
o may invest up to 20% of its net assets in other types of fixed income securities that provide income that is subject to federal tax; and
o will, as a matter of fundamental policy, maintain an intermediate average duration (4 to 8 years); and
o the average dollar-weighted duration of securities held by the Municipal Bond Series will normally fall within a range of 4 to 8 years.

The Municipal Bond Series may not invest more than 25% of its total assets in any one industry. Governmental issuers of municipal securities are not considered part of any industry. The 25% limitation applies to municipal securities backed by the assets and revenues of non-governmental users, such as private operators of educational, hospital or housing facilities. However, the investment adviser may decide that the yields available from concentrating in obligations of a particular market sector or political subdivision justify the risk that the performance of the Municipal Bond Series may be adversely affected by such concentration. Under such market conditions, the Municipal Bond Series may invest more than

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25% of its assets in sectors of the municipal securities market, such as health care or housing, or in securities relating to one political subdivision, such as a given state or U.S. territory. Under these conditions, the Municipal Bond Series' vulnerability to any special risks that affects that sector or jurisdiction could have an adverse impact on the value of an investment in the Series. There are no limitations on the Municipal Bond Series' investment in any one of the three general categories of municipal obligations: general obligation bonds, revenue (or special) obligation bonds and private activity bonds.

SERIES COMPOSITION. The composition of each Series' holdings varies, depending upon the investment adviser's analysis of the fixed income markets, the municipal securities market and the expected trends in those markets. The securities purchased by the Series may be purchased based upon their yield, the income earned by the security, or their potential capital appreciation, the potential increase in the security's value, or both. The investment adviser seeks to protect the Series' principal value by reducing fluctuations in value relative to those that may be experienced by fixed income funds with a longer average duration. This strategy may reduce the level of income attained by the Series. There is no guarantee that principal value can be protected during periods of extreme interest volatility.

The Series invest only in securities that are rated, at the time of purchase, in the top four categories by a rating agency such as Moody's Investors Service, Inc. or Standard & Poor's. If the securities are not rated, then the adviser must determine that they are of comparable quality.

Each Series also may use other strategies and engage in other investment practices, which are described in detail in Part B. The investments and strategies listed above and described throughout this prospectus are those that we use under normal market conditions.

MONEY MARKET SERIES

The PRIME MONEY MARKET SERIES invests in:
o U.S. dollar-denominated obligations of major U.S. and foreign banks and their branches located outside of the United States, of U.S. branches of foreign banks, of foreign branches of foreign banks, of U.S. agencies of foreign banks and wholly-owned banking subsidiaries of foreign banks;
o high quality commercial paper and corporate obligations;
o U.S. Government obligations;
o high quality municipal securities; and
o repurchase agreements that are fully collateralized by U.S. Government obligations.

U.S. Government obligations are debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

The U.S. GOVERNMENT SERIES invests at least 65% of its total assets in:
o U.S. Government obligations; and
o repurchase agreements that are fully collateralized by such obligations.

The PREMIER MONEY MARKET SERIES invests in:

o U.S. dollar-denomination obligations of major U.S. and foreign banks and their branches located outside of the United States, of U.S. branches of foreign banks, of foreign branches of foreign banks, of U.S. agencies of foreign banks and wholly-owned banking subsidiaries of foreign banks;
o commercial paper rated, at the time of purchase, in the highest category of short-term debt ratings of any two nationally recognized statistical rating organizations ("NRSRO");
o corporate obligations having a remaining maturity of 397 calendar days or less, issued by corporations having outstanding comparable obligations that are (a) rated in the two highest categories of any two NRSROs or (b) rated no lower than the two highest long-term debt ratings categories by any NRSRO.
o U.S. Government obligations;
o high quality municipal securities; and

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o repurchase agreements that are fully collateralized by U.S. Government obligations.

The TAX-EXEMPT SERIES invests in:
o high quality municipal obligations and municipal bonds;
o floating and variable rate obligations;
o participation interests;
o high quality tax-exempt commercial paper; and o high quality short-term municipal notes.

The Tax-Exempt Series has adopted a policy that, under normal circumstances, at least 80% of its annual income will be exempt from federal income tax. Additionally, at least 80% of its annual income will not be a tax preference item for purposes of the federal alternative minimum tax.

High quality securities include those that (1) are rated in one of the two highest short-term rating categories by two NRSROs, such as S&P, Moody's and Fitch IBCA (or by one NRSRO if only one NRSRO has issued a rating) or; (2) if unrated are issued by an issuer with comparable outstanding debt that is rated or are otherwise unrated and determined by the investment adviser to be of comparable quality.

Each Series also may invest in other securities, use other strategies and engage in other investment practices, which are described in detail in Part B.

(c)      RISKS.

The following is a list of certain risks that may apply to an investment in a Series, unless otherwise indicated. Further information about investment risks is available in Part B:

o CREDIT RISK: The risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation. (All Fixed Income and Money Market Series)
o CURRENCY RISK: The risk related to investments denominated in foreign currencies. Foreign securities are usually denominated in foreign currency therefore changes in foreign currency exchange rates can affect the net asset value of the International Multi-Manager Series. (International Multi-Manager Series)
o DERIVATIVES RISK: Some of the WT Equity Series' investments may be referred to as "derivatives" because their value depends on, or derives from, the value of an underlying asset, reference rate or index. These investments include options, futures contracts and similar investments that may be used in hedging and related income strategies. The market value of derivative instruments and securities is sometimes more volatile than that of other investments, and each type of derivative may pose its own special risks. As a fundamental policy, no more than 15% of an Equity Series' total assets may at any time be committed or exposed to derivative strategies. (WT Equity Series)
o FOREIGN SECURITY RISK: The risk of losses due to political, regulatory, economic, social or other uncontrollable forces in a foreign country not normally associated with investing in the U.S. markets. (International Multi-Manager Series, the Large Cap Core Series, Short/Intermediate Bond Series, Intermediate Bond Series and all Money Market Series)
o GROWTH-ORIENTED INVESTING RISK: The risk that an investment in a growth-oriented portfolio, which invests in growth-oriented companies, will be more volatile than the rest of the U.S. market as a whole. (Large Cap Growth, WT Large Cap Growth, Large Cap Core and Small Cap Core Series)
o INTEREST RATE RISK: The risk of market losses attributable to changes in interest rates. With fixed-rate securities, a rise in interest rates typically causes a fall in values, while a fall in rates typically causes a rise in values. The yield earned by a Series will vary with changes in interest rates. (All Fixed Income and Money Market Series)
o LEVERAGE RISK: The risk associated with securities or practices (such as when-issued and forward commitment transactions) that multiply small market movements into larger changes in value. (All Fixed Income Series)

o LIQUIDITY RISK: The risk that certain securities may be difficult or impossible to sell at the time and the price that the seller would like. (All Fixed Income Series)
o MARKET RISK: The risk that the market value of a security may move up and down, sometimes rapidly and unpredictably. (All Series)
o OPPORTUNITY RISK: The risk of missing out on an investment opportunity because the assets necessary to take advantage of it are tied up in less advantageous investments. (All Equity and Fixed Income Series)
o PREPAYMENT RISK: The risk that a debt security may be paid off and proceeds invested earlier than anticipated. Depending on market conditions, the new investments may or may not carry the same interest rate. (All Fixed Income and Money Market Series)
o SMALL CAP RISK: Small cap companies may be more vulnerable than larger companies to adverse business or economic developments. Small cap companies may also have limited product lines, markets or financial resources, may be dependent on relatively small or inexperienced management groups and may operate in industries characterized by rapid technological obsolescence. Securities of such companies may be less liquid and more volatile than securities of larger companies and therefore may involve greater risk than investing in larger companies. (Small Cap Core Series)
o VALUATION RISK: The risk that a Series has valued certain of its securities at a higher price than it can sell them. (All Equity and Fixed Income Series)
o VALUE INVESTING RISK: The risk that a portfolio's investment in companies whose securities are believed to be undervalued, relative to their underlying profitability, do not appreciate in value as anticipated. (Large Cap Value, Mid Cap Value, Small Cap Value and Small Cap Core Series)
o YEAR 2000 COMPLIANCE RISK: Like other organizations around the world, the Series could be adversely affected if the computer systems used by their various service providers (or the market in general) do not properly operate after January 1, 2000. The Series are taking steps to address the Year 2000 issue with respect to the computer systems that they rely on. There can be no assurance, however, that these steps will be sufficient to avoid a temporary service disruption or any adverse impact on the Series.

  Additionally, if a company in which a Series is invested is adversely affected by Year 2000 problems, it is likely that the price of that company's securities will also be adversely affected. A decrease in one or more of a Series' holdings may have a similar impact on the price of the Series' shares. Each Series' adviser or sub-adviser will rely on public filings and other statements made by companies about their Year 2000 readiness. Issuers in countries outside the U.S. present a greater Year 2000 readiness risk because they may not be required to make the same level of disclosure about Year 2000 readiness as is required in the U.S. The adviser is not able to audit any company and its major suppliers to verify their Year 2000 readiness.

ITEM 6.  MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE.

(a)      MANAGEMENT.

The Board of Trustees for each Series supervises the management, activities and affairs of the Series and has approved contracts with various financial organizations to provide, among other services, the day-to-day management required by a Series and its shareholders.

(a)(1)   INVESTMENT ADVISERS AND SUB-ADVISERS.

WILMINGTON TRUST COMPANY, the investment adviser for the Large Cap Core Series, Small Cap Core Series, International Multi-Manager Series, Short/Intermediate Bond Series, Intermediate Bond Series and Municipal Bond Series, is located at 1100 North Market Street, Wilmington, Delaware 19890. WTC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a publicly held bank holding company. WTC, subject to the supervision of the Board of Trustees, directs the investments of these Series in accordance with their respective investment objectives, policies and limitations. For the International Multi-Manager Series, WTC allocates the Series' assets equally among the sub-advisers and then oversees their investment activities. In addition to serving as investment adviser for the Series, WTC is engaged in a variety of investment advisory activities, including the management of other mutual funds and collective investment vehicles.

Under an advisory agreement, the Large Cap Core Series pays a monthly advisory fee to WTC at the annual rate of 0.70% of the Series' first $1 billion of average daily net assets; 0.65% of the Series' next $1 billion of average daily net assets; and 0.60% of the Series' average daily net assets over $2 billion. The Small Cap Core Series pays WTC a monthly advisory fee at the annual rate of 0.60% of the Series' first $1 billion of average daily net assets; 0.55% of the Series' next $1 billion of average daily net assets; and 0.50% of the Series' average daily net assets over $2 billion. The International Multi-Manager Series pays WTC a monthly advisory fee at the annual rate of 0.65% of the Series' average daily net assets. For the twelve months ended June 30, 1999, WTC received the following fees (after fee waivers), as a percentage of each Series' average daily net assets:

                  WT Large Cap Growth Series                  0.45%
                  Large Cap Value Series                      0.44%
                  Small Cap Core Series                       0.48%
                  International Multi-Manager Series          0.50%

For the period from October 20, 1998 to June 30, 1999, WTC received advisory fees, after fee waivers, of 0.70% from the Large Cap Core Series (formerly the Broad Market Equity Series). The Series' previous adviser, Kiewit Investment Management Corp., received advisory fees of 0.70% for the period from July 1, 1998 to October 19, 1998.

Under an advisory agreement, each of Short/Intermediate Bond Series, Intermediate Bond Series and Municipal Bond Series pays a monthly fee to WTC at the annual rate of 0.35% of the Series' first $1 billion of average daily net assets; 0.30% of the Series' next $1 billion of average daily net assets; and 0.25% of the Series' average daily net assets over $2 billion. For the twelve months ended June 30, 1999, WTC received the following advisory fees (after fee waivers) as a percentage of each Series' average daily net assets for investment advisory services:

                  Short/Intermediate Bond Series              0.22%
                  Intermediate Bond Series                    0.24%
                  Municipal Bond Series                       0.14%

CRAMER ROSENTHAL MCGLYNN, LLC, 707 Westchester Avenue, White Plains, New York 10604, serves as the investment adviser to the Large Cap Value Series, the Mid Cap Value Series and the Small Cap Value Series. Subject to the supervision of the Board of Trustees, CRM makes investment decisions for these Series. CRM and its predecessors have managed investments in small and medium capitalization companies for more than twenty-five years. As of September 30, 1999, CRM had over $4 billion of assets under management.

Under the advisory agreement, the Large Cap Value Series pays a monthly advisory fee to CRM at the annual rate of 0.55% of its first 1 billion of average daily net assets; 0.50% of the Series' next $1 billion of average daily net assets; and 0.45% of the Series' average daily net assets over $2 billion. The Mid Cap Value Series and the Small Cap Value Series each pay CRM a monthly advisory fee of 0.75% of the Series' first $1 billion of average daily net assets; 0.70% of the Series' next $1 billion of average daily net assets; and 0.65% of the Series' average daily net assets over $2 billion. For the twelve months ended June 30, 1999, CRM received advisory fees, after waivers, of 0.00% for the Large Cap Value Series, 0.30% for Mid Cap Value Series and 0.75% for Small Cap Value Series, as a percentage of the Series' average daily net assets.

ROXBURY CAPITAL MANAGEMENT, LLC, 100 Wilshire Boulevard, Suite 600, Santa Monica, California 90401, serves as the investment adviser for the Large Cap Growth Series and WT Large Cap Growth Series. Roxbury is engaged in a variety of investment advisory activities, including the management of separate accounts and, as of August 31, 1999, had assets under management of $7,532,276,106.

Under their respective advisory agreements, each of Large Cap Growth Series and WT Large Cap Growth Series pays a monthly advisory fee to Roxbury at the annual rate of 0.55% of the Series' first $1 billion of average daily net assets; 0.50% of the Series next $1 billion of average daily net assets; and 0.45% of the Series' average daily net assets.

Rodney Square Management Corporation, the investment adviser of Prime Money Market Series, U.S. Government Series, Premier Money Market Series and Tax-Exempt Series, is located at 1100 North Market Street, Wilmington, Delaware 19890. RSMC is a wholly owned subsidiary of Wilmington Trust Company, which is wholly owned by Wilmington Trust Corporation. RSMC also provides asset management services to collective investment funds maintained by WTC. In the past, RSMC has provided asset management services to individuals, personal trusts, municipalities, corporations and other organizations.

Each of the U.S. Government Series, the Prime Money Market Series, and the Tax-Exempt Series pays a monthly fee to RSMC at the annual rate of 0.47% of the Series' first $1 billion of average daily net assets; 0.43% of the Series' next $500 million of average daily net assets; 0.40% of the Series' next $500 million of average daily net assets; and 0.37% of the Series' average daily net assets in excess of $2 billion, as determined at the close of business on each day throughout the month. The Premier Money Market Series pays a monthly fee to RSMC at the annual rate of 0.20%. Out of its fees, RSMC makes payments to PFPC Inc. for the provision of administration, accounting and transfer agency services and to PFPC Trust Company for provision of custodial services.

Prior to November 1, 1999, WTC served as investment adviser to the Premier Money Market Series. For the period from October 20, 1998 to June 30, 1999, the Premier Money Market Series paid WTC 0.20% of the Series' average daily net assets for investment advisory services. The Series' previous investment adviser, Kiewit Investment Management Corp., received advisory fees of 0.20% for the period from July 1, 1998 to October 19, 1998.

SUB-ADVISERS -- The International Multi-Manager Series has three sub-advisers, Clemente Capital Inc., Invista Capital Management, Inc. and Scudder Kemper Investments, Inc. Clemente, located at Carnegie Hall Tower, 152 West 57th Street, 25th Floor, New York, New York 10019, registered as an investment adviser in 1979. Clemente manages in excess of $500 million in assets. Leopoldo
M. Clemente, President and Chief Investment Officer serves as portfolio manager for the portion of the International Multi-Manager Series' assets under Clemente's management. Mr. Clemente has been responsible for portfolio management and security selection for the past eight years.

Invista, located at 1800 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309, is a registered investment adviser organized in 1984. Invista is an indirect, wholly owned subsidiary of Principal Mutual Life Insurance Company. Invista manages in excess of $26 billion in assets, of which approximately $3.8 billion are in foreign equities in separately managed accounts and mutual funds for public funds, corporations, endowments and foundations, insurance companies and individuals. Scott D. Opsal, CFA, Executive Vice President and lead portfolio manager of international equities for Invista, is the portfolio manager for the portion of the International Multi-Manager Series under Invista's management. Mr. Opsal joined Invista at its inception in 1985 and assumed his current responsibilities in 1993. Before 1993, his responsibilities included security analysis and portfolio management activities for various U.S. equity portfolios, managing the firm's convertible securities and overseeing Invista's index fund and derivatives positions. Kurtis D. Spieler, CFA, Vice President and manager of the firm's dedicated emerging market portfolios, is Mr. Opsal's backup. Mr. Spieler has been Invista's emerging markets portfolio manager since joining Invista in 1995.

Scudder Kemper, located at 345 Park Avenue, New York, New York 10154, was founded as America's first independent investment counselor and has served as investment adviser, administrator and distributor of mutual funds since 1928. Scudder Kemper manages in excess of $200 billion in assets, with approximately $30 billion of those assets in foreign investments in separately managed accounts for pension funds, foundations, educational institutions and government entities and in open-end and closed-end investment companies. Irene T. Cheng serves as the lead portfolio manager for the portion of the International Multi-Manager Series' assets under Scudder Kemper's management. Ms. Cheng has been in the asset management business for over nine years and joined Scudder Kemper as a portfolio manager in 1993.


(a)(2)   PORTFOLIO MANAGERS.

E. MATTHEW BROWN, Vice President, leads a "growth" team and is responsible for the day-to-day management of the Large Cap Core Series. Mr. Brown joined WTC in October of 1996. Prior to joining WTC, he served as Chief Investment Officer of PNC Bank, Delaware, from 1993 through 1996. Mr. Brown also is responsible for co-management of the Small Cap Core Series.

THOMAS P. NEALE, CFA, Vice President, Equity Research Division, is a member of the "growth" team and is responsible for the co-management of the Small Cap Core Series. Mr. Neale joined Wilmington Trust in 1986 as an Institutional Multi-Manager Portfolio Manager. Currently he specializes in managing taxable accounts for Delaware holding companies and has equity research responsibilities following the insurance and brokerage industries.

ROBERT J. CHRISTIAN, Chief Investment Officer of WTC, or his delegate, is primarily responsible for monitoring the day-to-day investment activities of the sub-advisers to the International Multi-Manager Series. Mr. Christian has been a Director of Wilmington Management Corporation since February 1996, and was Chairman and Director of PNC Equity Advisors Company, and President and Chief Investment Officer of PNC Asset Management Group, Inc. from 1994 to 1996. He was Chief Investment Officer of PNC Bank, N.A. from 1992 to 1996 and Director of Provident Capital Management from 1993 to 1996.

The day-to-day management of the Large Cap Value Series, the Mid Cap Value Series and the Small Cap Value Series is shared by a team of individuals employed by the CRM. Ronald H. McGlynn and Jay B. Abramson are responsible for the overall management of these Series. In addition, Michael A. Prober is part of the team responsible for the management of Mid Cap Value Series; Scott L. Scher and Christopher Fox are part of the team responsible for the management of Small Cap Value Series; and Kevin M. Chin and Adam L. Starr are part of the team responsible for the management of the Large Cap Value Series. Each portfolio manager's business experience and educational background is as follows:

RONALD H. MCGLYNN President and Chief Executive Officer since 1983 and Co-Chief Investment Officer of CRM. He has been with CRM for twenty-five years and is responsible for investment policy, portfolio management and investment research.

JAY B. ABRAMSON, CPA Executive Vice President since 1989 and Director of Research and Co-Chief Investment Officer of CRM. He has been with CRM for twelve years and is responsible for investment research and portfolio management. Mr. Abramson received a B.S.E. and J.D. from the University of Pennsylvania Wharton School and Law School, respectively, and is a Certified Public Accountant.

MICHAEL A. PROBER Vice President of CRM since 1993 where he is responsible for investment research. Prior to joining CRM in 1993, he worked in corporate finance and commercial banking at Chase Manhattan Bank and as a Research Analyst for Alpha Capital Venture Partners. Mr. Prober received a B.B.A. from the University of Michigan and an M.M. from the Northwestern University J.L. Kellogg Graduate School of Management.

SCOTT L. SCHER, CFA Vice President of CRM since 1995 where he is responsible for investment research. Prior to joining CRM in 1995, he worked as an analyst/portfolio manager at The Prudential from 1988. Mr. Scher received a B.A. from Harvard College, a M.B.A. from Columbia Business School and is a Chartered Financial Analyst.

KEVIN M. CHIN is a Vice President at Cramer Rosenthal McGlynn, LLC. Kevin joined CRM in 1989. He is responsible for investment research. Formerly, Kevin was a Financial Analyst for the Mergers and Acquisitions Department of Morgan Stanley and a risk arbitraguer with The First Boston Corporation. He received a BS from Columbia University School of Engineering and Applied Science.

CHRISTOPHER S. FOX, CFA joined CRM in 1999 as a Vice President and has over fifteen years experience in the Investment business. In 1995 Chris co-founded Schaenen Fox Capital Management, LLC, a hedged fund with small cap value investments. He previously was at Schaenen Wood & Associates, Inc. as Vice President and Senior Manager/Analyst; Chemical Bank's Private Banking Division as a portfolio manager and analyst; and Drexel Burnham Lambert, Inc. as a financial analyst.

ADAM L. STARR joined CRM in 1999 as a Vice President and is responsible for investment research. Prior to CRM, he was a Partner and Portfolio Manager at Weiss, Peck & Greer, LLC. Previously, he was an Analyst and Portfolio Manager at Charter Oak Partners and First Manhattan Company. Adam earned an MBA from Columbia University. The day-to-day management of the Large Cap Growth Series is the responsibility of Roxbury's Investment Committee. The Investment Committee meets regularly to make investment decisions for the Series and relies on Roxbury's research team.

ERIC K. CHEUNG, Vice President and Manager of the Fixed Income Management Division, Clayton M. Albright, III, Vice President of the Fixed Income Management Division and Dominick J. D'Eramo, CFA, Vice President of the Fixed Income Management Division, all of the Asset Management Department of WTC, are primarily responsible for the day-to-day management of the Short/Intermediate Bond Series and the Intermediate Bond Series. From 1978 until 1986, Mr. Cheung was the Portfolio Manager for fixed income assets of the Meritor Financial Group. In 1986, Mr. Cheung joined WTC. In 1991, he became the Division Manager for all fixed income products. Mr. Albright has been employed at WTC since 1976. In 1987, he joined the Fixed Income Management Division and since then has specialized in the management of intermediate and long-term fixed income portfolios. Mr. D'Eramo began his career with WTC in 1986 as a fixed income trader and was promoted to portfolio manager in 1990.

LISA MORE, Assistant Vice President of Credit Research and Municipal Trading within the Fixed Income Management Divisions of Asset Management Department of WTC is primarily responsible for the day-to-day management of the Municipal Bond Series. Mrs. More has been employed at WTC since 1988. In 1990, she joined the Fixed Income Division specializing in the management of municipal income portfolios.

(A)(3)   LEGAL PROCEEDINGS.

None.

(B)      CAPITAL STOCK.

Inapplicable.

ITEM 7.  SHAREHOLDER INFORMATION.

(A)      PRICING OF FUND SHARES.

(a)(1-2) The Equity and Fixed Income Series value their assets based on current market values when such values are available. These prices normally are supplied by a pricing service. Fixed income securities maturing within 60 days of the valuation date are valued at amortized cost. Any assets held by a Series that are denominated in foreign currencies are valued daily in U.S. dollars at the foreign currency exchange rates that are prevailing at the time that PFPC determines the daily net asset value. To determine the value of those securities, PFPC may use a pricing service that takes into account not only developments related to specific securities, but also transactions in comparable securities. Securities that do not have a readily available current market value are valued in good faith under the direction of the Board of Trustees.

PFPC determines the NAV per share of each Equity and Fixed Income Series as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m., Eastern time), on each Business Day (a day that the Exchange, the Transfer Agent and the Philadelphia branch of the Federal Reserve Bank are open for business). The NAV is calculated by adding the value of all securities and other assets in a Series, deducting its liabilities and dividing the balance by the number of outstanding shares in that Series.

MONEY MARKET SERIES

Each Money Market Series uses its best effort to maintain its $1 constant share price and values its securities at cost. This involves valuing a security initially at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of fluctuating interest rates on the market value of the security. All cash, receivables and current payables are carried at their face value. Other assets, if any, are valued at fair value as determined in good faith by, or under the direction of, the Board of Trustees.

PFPC determines the NAV per share of each Series as of 12:00 p.m. Eastern time for the Tax-Exempt Series and as of 2:00 p.m. Eastern Time for the U.S. Government Series, the Prime Money Market Series, and the Premier Money Market Series, on each Business Day (a day that the New York Stock Exchange, the Transfer Agent and the Philadelphia branch of the Federal Reserve Bank are open for business). The NAV is calculated by adding the value of all securities and other assets in a Series, deducting its liabilities and dividing the balance by the number of outstanding shares in that Series.

(a)(3) Shares will not be priced on those days when the Series' offices are closed. As of the date of this prospectus, those days are:

     New Year's Day                  Memorial Day             Veterans Day
     Martin Luther King, Jr. Day     Independence Day         Thanksgiving Day
     President's Day                 Labor Day                Christmas Day
     Good Friday                     Columbus Day

(B)      PURCHASE OF FUND SHARES.

The Trust's shares have not been registered under the Securities Act of 1933, which means that its shares may not be sold publicly. However, the Trust may sell its shares through private placements pursuant to available exemptions from registration under that Act.

Shares of the Trust may be sold only to: affiliates of WTC; subsidiaries of the parent company of WTC; certain joint venture partners of affiliates of WTC; and other institutional investors. Shares of the Series are sold at net asset value without a sales charge. Shares are purchased at the net asset value next determined after the Trust receives the order in proper form. All investments are credited to the shareholder's account in the form of full and fractional shares of the Series calculated to three decimal places. In the interest of economy and convenience, certificates for shares will be issued only upon written request.

The minimum initial investment in a Series is $1,000,000. There is no minimum for subsequent investments.

The Trust distributes its own shares.

IN KIND PURCHASES
-----------------

If accepted by the Trust, shares of each Series may be purchased in exchange for securities which are eligible for acquisition by such Series as described in this registration statement. Securities to be exchanged which are accepted by the Trust and Trust shares to be issued therefore will be valued, as set forth under "Pricing of Fund Shares" in Item 7(a), at the time of the next determination of net asset value after such acceptance. All dividends, interest, subscription, or other rights pertaining to such securities shall become the property of the Series whose shares are being acquired and must be delivered to the Trust by the investor upon receipt from the issuer.

The Trust will not accept securities in exchange for shares of a Series unless:
(1) current market quotations are readily available for such securities; (2) the investor represents and agrees that all securities offered to be exchanged are not subject to any restrictions upon their sale by the Series under the Securities Act of 1933 or under the laws of the country in which the principal market for such securities exists, or otherwise; (3) at the discretion of the Series, the value of any such security (except U.S. Government securities) being exchanged together with other securities of the same issuer owned by the Series will not exceed 5% of the net assets of the Series immediately after the transaction; and (4) the Series acquires the securities for investment and not for resale. In addition, nearly all of the securities accepted in an exchange must be, at the time of the exchange, eligible to be included in the Series whose shares are issued. (See Item 4(b)) Investors interested in such exchanges should contact the adviser.

(C)      REDEMPTION OF FUND SHARES.

As stated above in response to Item 7(b), "Purchase of Fund Shares," the Trust's shares have not been registered under the Securities Act of 1933, which means that its shares are restricted securities which may not be sold unless registered or pursuant to an available exemption from that Act.

Redemptions are processed on any day on which the specific Series is open for business and are effected at the Series' net asset value next determined after the Series receives a redemption request in good form.

Redemption payments in cash will ordinarily be made within seven days after receipt of the redemption request in good form. However, the right of redemption may be suspended or the date of payment postponed in accordance with the 1940 Act. The amount received upon redemption may be more or less than the amount paid for the shares depending upon the fluctuations in the market value of the assets owned by the Series.

If the Board of Trustees determines that it would be detrimental to the best interests of the remaining shareholders of any Series to make a particular payment wholly or partly in cash, a Series may pay the redemption price in whole or in part by a distribution of portfolio securities from the Series of the shares being redeemed in lieu of cash in accordance with Rule 18f-1 under the Investment Company Act of 1940. Investors may incur brokerage charges and other transaction costs selling securities that were received in payment of redemptions.

Although the redemption payments will ordinarily be made within seven days after receipt, payment to investors redeeming shares which were purchased by check will not be made until the Trust can verify that the payments for the purchase have been, or will be, collected, which may take up to fifteen days or more. Investors may avoid this delay by submitting a certified check along with the purchase order.

(D)      DIVIDENDS AND DISTRIBUTIONS.

It is not expected that any Series will make cash or property distributions. Rather, each investor can redeem part or all of its shares in a Series. As explained below in (e), each investor will be required to report separately on its own U.S. federal income tax return its distributive share (as determined in accordance with the governing instruments of the Series) of a Series' income, gains, losses, deductions and credits. Each investor will be required to report its distributive share regardless of whether it has received a corresponding distribution of cash or property from a Series.

(E)      TAX CONSEQUENCES.

Each Series of the Trust is intended to be taxable as a partnership for U.S. federal income tax purposes.

The Series are series of a trust organized under Delaware law. The Series will not be subject to any U.S. federal income tax. Instead, each investor will be required to report separately on its own U.S. federal income tax return its distributive share (as determined in accordance with the governing instruments of the Series) of a Series' income, gains, losses, deductions and credits. Each investor will be required to report its distributive share regardless of whether it has received a corresponding distribution of cash or property from a Series. An allocable share of a tax-exempt investor's income will be "unrelated business taxable income" ("UBTI") only to the extent that a Series borrows money to acquire property or invests in assets that produce UBTI or to the extent a tax-exempt investor borrows money to make an investment in the Series. In addition to U.S. federal income taxes, investors in the Series may also be subject to state and local taxes on their distributive share of a Series' income.

While the Series are not classified as "regulated investment companies" under Subchapter M of the Code, the Series' assets, income and distributions will be managed in such a way that an investor in the Series will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in a Series for such Series' entire fiscal year.

There are certain other tax issues that will be relevant to only certain of the investors; for instance, investors that are segregated asset accounts and investors who contribute assets rather than cash to the Series. It is intended that contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Series. Also, a Series may be required to withhold taxes on distributions to foreign investors. Foreign investors should contact their own tax advisors for more information with respect to any applicable withholding on distributions from a Series.

Redemptions of shares in a Series may be taxable. In general, a redemption of shares is taxable to the extent such cash or property received by the redeeming investor exceeds such investor's tax basis in its shares.

It is not expected that any Series will make distributions of cash or property. Instead, at the close of each fiscal year investors will be advised of their allocable share of a Series' income, gains, losses deductions and credits for U.S. federal income tax purposes.

If a Series of the Trust purchases shares in certain foreign investment entities, called "passive foreign investment companies" ("PFIC"), the investors in Series may be subject to U.S. federal income tax and a related interest charge on a portion of any "excess distribution" or gain from the disposition of such shares even if such income is distributed to investors in the Series and whether or not such investors are subject to tax.

Certain Series of the Trust may be subject to foreign withholding taxes on income from certain of their foreign securities.

The Series' taxable year-end will normally be June 30. Although, as described above, the Series will not be subject to U.S. federal income tax, they will file appropriate U.S. federal income tax returns.

ITEM 8.  DISTRIBUTION ARRANGEMENTS.

Inapplicable.

PART B:  INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION.

ITEM 10. COVER PAGE AND TABLE OF CONTENTS.

Inapplicable.

ITEM 11. FUND HISTORY.

WT Investment Trust I (the "Trust") is a diversified, open-end management investment company organized as a Delaware business trust on January 23, 1997. The name of the Trust was changed from Kiewit Investment Trust to WT Investment Trust I on October 20, 1998.

The Trust has established the following Series described in this Statement of Additional Information: Prime Money Market, Premier Money Market, U.S. Government, Tax-Exempt, Short/Intermediate Bond, Intermediate Bond, Municipal Bond, Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core, International Multi-Manager, Large Cap Value, Mid Cap Value and Small Cap Value Series.

ITEM 12. DESCRIPTION OF THE FUND AND ITS INVESTMENTS AND RISKS.

(a) CLASSIFICATION. The Trust is a diversified, open-end management investment company.


MONEY MARKET SERIES


(b) INVESTMENT STRATEGIES AND RISKS. The following information supplements the information concerning each Money Market Series' investment objective, policies and limitations found in Item 4 of Part A.


The "Money Market Series" are the Prime Money Market, the Premier Money Market, the U.S. Government and the Tax-Exempt Series. Each has adopted a fundamental policy requiring it to maintain a constant net asset value of $1.00 per share, although this may not be possible under certain circumstances. Each Series values its portfolio securities on the basis of amortized cost (see "Purchase, Redemption and Pricing of Shares") pursuant to Rule 2a-7 under the Investment Company Act of 1940 (the "1940 Act"). As conditions of that Rule, the Board of Trustees has established procedures reasonably designed to stabilize each Series' price per share at $1.00 per share. Each Series maintains a dollar-weighted average portfolio maturity of 90 days or less; purchases only instruments with effective maturities of 397 days or less; and invests only in securities which are of high quality as determined by major rating services or, in the case of instruments which are not rated, of comparable quality as determined by the investment adviser, Rodney Square Management Corporation, under the direction of and subject to the review of the Board of Trustees.


BANK OBLIGATIONS. The Prime Money Market and the Premier Money Market Series may invest in U.S. dollar-denominated obligations of major banks, including certificates of deposit, time deposits and bankers' acceptances of major U.S. and foreign banks and their branches located outside of the United States, of U.S. branches of foreign banks, of foreign branches of foreign banks, of U.S. agencies of foreign banks and of wholly owned banking subsidiaries of such foreign banks located in the United States.


Obligations of foreign branches of U.S. banks and U.S. branches of wholly owned subsidiaries of foreign banks may be general obligations of the parent bank, of the issuing branch or subsidiary, or both, or may be limited by the terms of a specific obligation or by governmental regulation. Because such obligations are issued by foreign entities, they are subject to the risks of foreign investing. A brief description of some typical types of bank obligations follows:

o BANKERS' ACCEPTANCES. The Prime Money Market, the Premier Money Market and the Tax-Exempt Series may invest in bankers' acceptances, which are credit instruments evidencing the obligation of a bank to pay a draft that has been drawn on it by a customer. These instruments reflect the obligation of both the bank and the drawer to pay the face amount of the instrument upon maturity.

o CERTIFICATES OF DEPOSIT. The Prime Money Market, the Premier Money Market and the Tax-Exempt Series may invest in certificates evidencing the indebtedness of a commercial bank to repay funds deposited with it for a definite period of time (usually from 14 days to one year) at a stated or variable interest rate. Variable rate certificates of deposit provide that the interest rate will fluctuate on designated dates based on changes in a designated base rate (such as the composite rate for certificates of deposit established by the Federal Reserve Bank of New York).

o TIME DEPOSITS. The Prime Money Market and the Premier Money Market Series may invest in time deposits, which are bank deposits for fixed periods of time.


CERTIFICATES OF PARTICIPATION. The Tax-Exempt Series may invest in certificates of participation, which give the investor an undivided interest in the municipal obligation in the proportion that the investor's interest bears to the total principal amount of the municipal obligation.


CORPORATE BONDS, NOTES AND COMMERCIAL PAPER. The Prime Money Market and the Premier Money Market Series may invest in corporate bonds, notes and commercial paper. These obligations generally represent indebtedness of the issuer and may be subordinated to other outstanding indebtedness of the issuer. Commercial paper consists of short-term unsecured promissory notes issued by corporations in order to finance their current operations. The Series will only invest in commercial paper rated, at the time of purchase, in the highest category by a nationally recognized statistical rating organization ("NRSRO"), such as Moody's or S&P or, if not rated, determined by the adviser to be of comparable quality. The Series may invest in asset-backed commercial paper subject to Rule 2a-7 restrictions on investment in asset-backed securities, which include a requirement that the security must have received a rating from a NRSRO.


FOREIGN SECURITIES. At the present time, portfolio securities of the Prime Money Market and the Premier Money Market Series that are purchased outside the United States are maintained in the custody of foreign branches of U.S. banks. To the extent that the Series may maintain portfolio securities in the custody of foreign subsidiaries of U.S. banks, and foreign banks or clearing agencies in the future, those sub-custodian arrangements are subject to regulations under the 1940 Act that govern custodial arrangements with entities incorporated or organized in countries outside of the United States.


ILLIQUID SECURITIES. Each Money Market Series may not invest more than 10% of the value of its net assets in securities that at the time of purchase have legal or contractual restrictions on resale or are otherwise illiquid. Illiquid securities are securities that cannot be disposed of within seven days at approximately the value at which they are being carried on a Series' books.


The Board of Trustees has the ultimate responsibility for determining whether specific securities are liquid or illiquid. The Board has delegated the function of making day to day determinations of liquidity to the adviser, pursuant to guidelines approved by the Board. The adviser will monitor the liquidity of securities held by a Series and report periodically on such decisions to the Board.


INVESTMENT COMPANY SECURITIES. The Money Market Series may invest in the securities of other money market mutual funds, within the limits prescribed by the 1940 Act. These limitations currently provide, in part, that a Series may not purchase shares of an investment company if (a) such a purchase would cause the Series to own in the aggregate more than 3% of the total outstanding voting stock of the investment company or (b) such a purchase would cause the Series to have more than 5% of its total assets invested in the investment company or (c) more than 10% of the Series' total assets to be invested in the aggregate in all investment companies. As a shareholder in an investment company, the Series would bear its pro rata portion of the investment company's expenses, including advisory fees, in addition to its own expenses.

The Series' investments of their assets in the corresponding Series pursuant to the master/feeder structure are excepted from the above limitations.


MUNICIPAL SECURITIES. The Prime Money Market, the Premier Money Market and the Tax-Exempt Series each may invest in debt obligations issued by states, municipalities and public authorities ("Municipal Securities") to obtain funds for various public purposes. Yields on Municipal Securities are the product of a variety of factors, including the general conditions of the money market and of the municipal bond and municipal note markets, the size of a particular offering, the maturity of the obligation and the rating of the issue. Although the interest on Municipal Securities may be exempt from federal income tax, dividends paid by a Series to its shareholders may not be tax-exempt. A brief description of some typical types of municipal securities follows:

o GENERAL OBLIGATION SECURITIES are backed by the taxing power of the issuing municipality and are considered the safest type of municipal bond.

o REVENUE OR SPECIAL OBLIGATION SECURITIES are backed by the revenues of a specific project or facility - tolls from a toll bridge, for example.

o BOND ANTICIPATION NOTES normally are issued to provide interim financing until long-term financing can be arranged. The long-term bonds then provide money for the repayment of the Notes.

o TAX ANTICIPATION NOTES finance working capital needs of municipalities and are issued in anticipation of various seasonal tax revenues, to be payable for these specific future taxes.

o REVENUE ANTICIPATION NOTES are issued in expectation of receipt of other kinds of revenue, such as federal revenues available under the Federal Revenue Sharing Program.

o INDUSTRIAL DEVELOPMENT BONDS ("IDBs") and Private Activity Bonds ("PABs") are specific types of revenue bonds issued on or behalf of public authorities to finance various privately operated facilities such as solid waste facilities and sewage plants. PABs generally are such bonds issued after April 15, 1986. These obligations are included within the term "municipal bonds" if the interest paid on them is exempt from federal income tax in the opinion of the bond issuer's counsel. IDBs and PABs are in most case revenue bonds and thus are not payable from the unrestricted revenues of the issuer. The credit quality of the IDBs and PABs is usually directly related to the credit standing of the user of the facilities being financed, or some form of credit enhancement such as a letter of credit.

o TAX-EXEMPT COMMERCIAL PAPER AND SHORT-TERM MUNICIPAL NOTES provide for short-term capital needs and usually have maturities of one year or less. They include tax anticipation notes, revenue anticipation notes and construction loan notes.

o CONSTRUCTION LOAN NOTES are sold to provide construction financing. After successful completion and acceptance, many projects receive permanent financing through the Federal Housing Administration by way of "Fannie Mae" (the Federal National Mortgage Association) or "Ginnie Mae" (the Government National Mortgage Association).

o PUT BONDS are municipal bonds which give the holder the right to sell the bond back to the issuer or a third party at a specified price and exercise date, which is typically well in advance of the bond's maturity date.


REPURCHASE AGREEMENTS. The Money Market Series may invest in repurchase agreements. A repurchase agreement is a transaction in which a Series purchases a security from a bank or recognized securities dealer and simultaneously commits to resell that security to a bank or dealer at an agreed date and price reflecting a market rate of interest, unrelated to the coupon rate or the maturity of the purchased security. While it is not possible to eliminate all risks from these transactions (particularly the possibility of a decline in the market value of the underlying securities, as well as delays and costs to the Series if the other party to the repurchase agreement becomes bankrupt), it is the policy of a Series to limit repurchase transactions to primary dealers and banks whose creditworthiness has been reviewed and found satisfactory by the adviser. Repurchase agreements maturing in more than seven days are considered illiquid for purposes of a Series' investment limitations.


SECURITIES LENDING. The Money Market Series may from time to time lend their portfolio securities to brokers, dealers and financial institutions. Such loans by a Series will in no event exceed one-third of that Series' total assets and will be secured by collateral in the form of cash or securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, which will be maintained in an amount equal to the current market value of the loaned securities at all times the loan is outstanding. Each Series will make loans of securities only to firms deemed credit worthy by the adviser.


STANDBY COMMITMENTS. The Money Market Series may invest in standby commitments. It is expected that stand-by commitments will generally be available without the payment of any direct or indirect consideration. However, if necessary and advisable, the Series may pay for standby commitments either separately in cash or by paying a higher price for the obligations acquired subject to such a commitment (thus reducing the yield to maturity otherwise available for the same securities). Standby commitments purchased by the Series will be valued at zero in determining net asset value and will not affect the valuation of the obligations subject to the commitments. Any consideration paid for a standby commitment will be accounted for as unrealized depreciation and will be amortized over the period the commitment is held by a Series.


U.S. GOVERNMENT OBLIGATIONS. The Money Market Series may invest in debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. Although all obligations of agencies and instrumentalities are not direct obligations of the U.S. Treasury, payment of the interest and principal on these obligations is generally backed directly or indirectly by the U.S. Government. This support can range from securities supported by the full faith and credit of the United States (for example, securities of the Government National Mortgage Association), to securities that are supported solely or primarily by the creditworthiness of the issuer, such as securities of the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Tennessee Valley Authority, Federal Farm Credit Banks and the Federal Home Loan Banks. In the case of obligations not backed by the full faith and credit of the United States, a Series must look principally to the agency or instrumentality issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitments.


VARIABLE AND FLOATING RATE SECURITIES. The Money Market Series may invest in variable and floating rate securities. The terms of variable and floating rate instruments provide for the interest rate to be adjusted according to a formula on certain pre-determined dates. Certain of these obligations also may carry a demand feature that gives the holder the right to demand prepayment of the principal amount of the security prior to maturity. An irrevocable letter of credit or guarantee by a bank usually backs the demand feature. Series investments in these securities must comply with conditions established by the SEC under which they may be considered to have remaining maturities of 397 days or less.


WHEN-ISSUED SECURITIES. The Money Market Series may buy when-issued securities or sell securities on a delayed-delivery basis. This means that delivery and payment for the securities normally will take place approximately 15 to 90 days after the date of the transaction. The payment obligation and the interest rate that will be received are each fixed at the time the buyer enters into the commitment. During the period between purchase and settlement, the purchaser makes no payment and no interest accrues to the purchaser. However, when a security is sold on a delayed-delivery basis, the seller does not participate in further gains or losses with respect to the security. If the other party to a when-issued or delayed-delivery transaction fails to transfer or pay for the securities, the Series could miss a favorable price or yield opportunity or could suffer a loss.


A Series will make a commitment to purchase when-issued securities only with the intention of actually acquiring the securities, but the Series may dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy. A Series may also sell the underlying securities before they are delivered, which may result in gains or losses. A separate account for each Series is established at the custodian bank, into which cash and/or liquid securities equal to the amount of when-issued purchase commitments is deposited. If the market value of the deposited securities declines additional cash or securities will be placed in the account on a daily basis to cover the Series' outstanding commitments.


When a Series purchases a security on a when-issued basis, the security is recorded as an asset on the commitment date and is subject to changes in market value generally, based upon changes in the level of interest rates. Thus, upon delivery, the market value of the security may be higher or lower than its cost, and this may increase or decrease the Series' net asset value. When payment for a when-issued security is due, a Series will meet its obligations from then-available cash flow, the sale of the securities held in the separate account, the sale of other securities or from the sale of the when-issued securities themselves. The sale of securities to meet a when-issued purchase obligation carries with it the potential for the realization of capital gains or losses.


(c) FUND POLICIES. Except as otherwise provided, the Money Market Series have adopted the investment limitations set forth below. Limitations which are designated as fundamental policies may not be changed without the affirmative vote of the lessor of (i) 67% or more of the shares of a Series present at a shareholders meeting if holders of more than 50% of the outstanding shares of the Series are present in person or by proxy or (ii) more than 50% of the outstanding shares of a Series. If any percentage restriction on investment or utilization of assets is adhered to at the time an investment is made, a later change in percentage resulting from a change in the market values of a Series' assets or redemptions of shares will not be considered a violation of the limitation.


Each Series will not as a matter of fundamental policy:


1. purchase the securities of any one issuer if, as a result, more than 5% of the Series' total assets would be invested in the securities of such issuer, or the Series would own or hold 10% or more of the outstanding voting securities of that issuer, provided that (1) each Series may invest up to 25% of its total assets without regard to these limitations; and (2) these limitations do not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities;


2. purchase the securities of any issuer if, as a result, more than 25% of the Series' total assets would be invested in the securities of one or more issuers having their principal business activities in the same industry, provided, that each of the Prime Money Market and Premier Money Market Series may invest more than 25% of its total assets in the obligations of banks;


3. borrow money, except (1) from a bank for temporary or emergency purposes (not for leveraging or investment) or (2) by engaging in reverse repurchase agreements if the Series' borrowings do not exceed an amount equal to 33 1/3% of the current value of its assets taken at market value, less liabilities other than borrowings;


4. make loans to other persons, except by (1) purchasing debt securities in accordance with its investment objective, policies and limitations; (2) entering into repurchase agreements; or (3) engaging in securities loan transactions limited to 33 1/3% of the value of the Series' total assets;


5. underwrite any issue of securities, except to the extent that the Series may be considered to be acting as underwriter in connection with the disposition of any portfolio security;


6. purchase or sell real estate, provided that the Series may invest in obligations secured by real estate or interests therein or obligations issued by companies that invest in real estate or interests therein;


7. purchase or sell physical commodities or contracts, provided that currencies and currency-related contracts will not be deemed physical commodities; or


8. issue senior securities, except as appropriate to evidence indebtedness that the Series is permitted to incur, provided that the Series' use of options, futures contracts and options thereon or currency-related contracts will not be deemed to be senior securities for this purpose.


With respect to the exclusion from the investment limitation described in number 2 above, the Trust has been advised that it is the SEC staff's current position, that the exclusion may be applied only to U.S. bank obligations; the Prime Money Market and Premier Money Market Series, however, will consider both foreign and U.S. bank obligations within this exclusion.


The following non-fundamental policies apply to each Money Market Series unless otherwise indicated, and the Board of Trustees may change them without shareholder approval.


Each Series will not:


1. make short sales of securities except short sales against the box;


2. purchase securities on margin except for the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities;


3. purchase portfolio securities if its outstanding borrowings exceed 5% of the value of its total assets, and if at any time the Series' bank borrowings exceed its fundamental borrowing limitations due to a decline in net assets, such borrowings will be promptly (within 3 days) reduced to the extent necessary to comply with such limitations;


4. make loans of portfolio securities unless such loans are fully collateralized by cash, securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or any combination of cash and securities, marked to market daily; or


5. with respect to the U.S. Government, Prime Money Market and Premier Money Market Series only, purchase the securities of any one issuer if as a result more than 5% of the Series' total assets would be invested in the securities of such issuer, provided that this limitation does not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

(d) TEMPORARY DEFENSIVE MEASURES.


Inapplicable.

(e) PORTFOLIO TURNOVER.


Inapplicable.


BOND SERIES


 (b) INVESTMENT STRATEGIES AND RISKS. The following information supplements the information concerning each Bond Series' investment objective, policies and limitations found in Item 4 of Part A.

The "Bond Series" are the Short/Intermediate Bond, the Intermediate Bond and the Municipal Bond Series. Wilmington Trust Company, the investment adviser for the Bond Series, employs an investment process that is disciplined, systematic and oriented toward a quantitative assessment and control of volatility. The Bond Series' exposure to credit risk is moderated by limiting their investments to securities that, at the time of purchase, are rated investment grade by a nationally recognized statistical rating organization such as Moody's, S&P, or, if unrated, are determined by the adviser to be of comparable quality. See "Appendix B - Description of Ratings." Ratings, however, are not guarantees of quality or of stable credit quality. Not even the highest rating constitutes assurance that the security will not fluctuate in value or that a Series will receive the anticipated yield on the security. WTC continuously monitors the quality of the Series' holdings, and should the rating of a security be downgraded or its quality be adversely affected, WTC will determine whether it is in the best interest of the affected Series to retain or dispose of the security.

The effect of interest rate fluctuations in the market on the principal value of the Bond Series is moderated by limiting the average dollar-weighted duration of their investments -- in the case of the Short/Intermediate Bond Series to a range of 2 1/2 to 4 years, in the case of the Intermediate Bond Series to a range of 4 to 7 years, and in the case of the Municipal Bond Series to a range of 4 to 8 years. Investors may be more familiar with the term "average effective maturity" (when, on average, the fixed income securities held by the Series will mature), which is sometimes used to express the anticipated term of the Series' investments. Generally, the stated maturity of a fixed income security is longer than it's projected duration. Under normal market conditions, the average effective maturity, in the case of the Short/Intermediate Bond Series, is expected to fall within a range of approximately 3 to 5 years, in the case of the Intermediate Bond Series, within a range of approximately 7 to 12 years, and in the case of the Municipal Bond Series, within a range of approximately 5 to 10 years. In the event of unusual market conditions, the average dollar-weighted duration of the Series may fall within a broader range. Under those circumstances, the Short/Intermediate Bond and the Intermediate Bond Series may invest in fixed income securities with an average dollar-weighted duration of 1 to 6 years and 2 to 10 years, respectively.

WTC's goal in managing the Short/Intermediate Bond and the Intermediate Bond Series is to gain additional return by analyzing the market complexities and individual security attributes which affect the returns of fixed income securities. The Bond Series are intended to appeal to investors who want a thoughtful exposure to the broad fixed income securities market and the high current returns that characterize the short-term to intermediate-term sector of that market.

Given the average duration of the holdings of the Bond Series and the current interest rate environment, the Series should experience smaller price fluctuations than those experienced by longer-term bond and municipal bond funds and a higher yield than fixed-price money market and tax-exempt money market funds. Of course, the Series will likely experience larger price fluctuations than money market funds and a lower yield than longer-term bond and municipal bond funds. Given the quality of the Series' holdings, which must be investment grade (rated within the top four categories) or comparable to investment grade securities at the time of purchase, the Series will accept lower yields in order to avoid the credit concerns experienced by funds that invest in lower quality fixed income securities. In addition, although the Municipal Bond Series expects to invest substantially all of its net assets in municipal securities that provide interest income that is exempt from federal income tax, it may invest up to 20% of its net assets in other types of fixed income securities that provide federally taxable income.

The composition of each Series' holdings varies depending upon WTC's analysis of the fixed income markets and the municipal securities markets (for the Municipal Bond Series), including analysis of the most attractive segments of the yield curve, the relative value of the different market sectors, expected trends in those markets and supply versus demand pressures. Securities purchased by the Series may be purchased on the basis of their yield or potential capital appreciation or both. By maintaining each Series' specified average duration, WTC seeks to protect the Series' principal value by reducing fluctuations in value relative to those that may be experienced by bond funds with longer average durations. This strategy may reduce the level of income attained by the Series. Of course, there is no guarantee that principal value can be protected during periods of extreme interest rate volatility.


WTC may make frequent changes in the Series' investments, particularly during periods of rapidly fluctuating interest rates. These frequent changes would involve transaction costs to the Series and could result in taxable capital gains.


ASSET-BACKED SECURITIES. The Bond Series may purchase interests in pools of obligations, such as credit card or automobile loan receivables, purchase contracts and financing leases. Such securities are also known as "asset-backed securities," and the holders thereof may be entitled to receive a fixed rate of interest, a variable rate that is periodically reset to reflect the current market rate or an auction rate that is periodically reset at auction.


Asset-backed securities are typically supported by some form of credit enhancement, such as cash collateral, subordinated tranches, a letter of credit, surety bond or limited guaranty. Credit enhancements do not provide protection against changes in the market value of the security. If the credit enhancement is exhausted or withdrawn, security holders may experience losses or delays in payment if required payments of principal and interest are not made with respect to the underlying obligations. Except in very limited circumstances, there is no recourse against the vendors or lessors that originated the underlying obligations.


Asset-backed securities are likely to involve unscheduled prepayments of principal that may affect yield to maturity, result in losses, and may be reinvested at higher or lower interest rates than the original investment. The yield to maturity of asset-backed securities that represent residual interests in payments of principal or interest in fixed income obligations is particularly sensitive to prepayments.


The value of asset-backed securities may change because of changes in the market's perception of the creditworthiness of the servicing agent for the pool of underlying obligations, the originator of those obligations or the financial institution providing credit enhancement.


BANK OBLIGATIONS. The Bond Series may invest in the same U.S. dollar-denominated obligations of major banks as the Money Market Series. (See "Bank Obligations" above)


CORPORATE BONDS, NOTES AND COMMERCIAL PAPER. The Bond Series may invest in corporate bonds, notes and commercial paper. These obligations generally represent indebtedness of the issuer and may be subordinated to other outstanding indebtedness of the issuer. Commercial paper consists of short-term unsecured promissory notes issued by corporations in order to finance their current operations. The Series will only invest in commercial paper rated, at the time of purchase, in the highest category by a nationally recognized statistical rating organization, such as Moody's or S&P or, if not rated, determined by WTC to be of comparable quality.


FIXED INCOME SECURITIES WITH BUY-BACK FEATURES. Fixed income securities with buy-back features enable the Bond Series to recover principal upon tendering the securities to the issuer or a third party. Letters of credit issued by domestic or foreign banks often supports these buy-back features. In evaluating a foreign bank's credit, WTC considers whether adequate public information about the bank is available and whether the bank may be subject to unfavorable political or economic developments, currency controls or other governmental restrictions that could adversely affect the bank's ability to honor its commitment under the letter of credit. The Municipal Bond Series will not acquire municipal securities with buy-back features if, in the opinion of counsel, the existence of a buy-back feature would alter the tax-exempt nature of interest payments on the underlying securities and cause those payments to be taxable to that Series and its shareholders.


Buy-back features include standby commitments, put bonds and demand features.

  o STANDBY COMMITMENTS. The Bond Series may acquire standby commitments from broker-dealers, banks or other financial intermediaries to enhance the liquidity of portfolio securities. A standby commitment entitles a Series to same day settlement at amortized cost plus accrued interest, if any, at the time of exercise. The amount payable by the issuer of the standby commitment during the time that the commitment is exercisable generally approximates the market value of the securities underlying the commitment. Standby commitments are subject to the risk that the issuer of a commitment may not be in a position to pay for the securities at the time that the commitment is exercised.


         Ordinarily, a Series will not transfer a standby commitment to a third party, although the Series may sell securities subject to a standby commitment at any time. A Series may purchase standby commitments separate from or in conjunction with the purchase of the securities subject to the commitments. In the latter case, the Series may pay a higher price for the securities acquired in consideration for the commitment.

  o PUT BONDS. A put bond (also referred to as a tender option or third party bond) is a bond created by coupling an intermediate or long-term fixed rate bond with an agreement giving the holder the option of tendering the bond to receive its par value. As consideration for providing this tender option, the sponsor of the bond (usually a bank, broker-dealer or other financial intermediary) receives periodic fees that equal the difference between the bond's fixed coupon rate and the rate (determined by a remarketing or similar agent) that would cause the bond, coupled with the tender option, to trade at par. By paying the tender offer fees, a Series in effect holds a demand obligation that bears interest at the prevailing short-term rate.


         In selecting put bonds for the Bond Series, WTC takes into consideration the creditworthiness of the issuers of the underlying bonds and the creditworthiness of the providers of the tender option features. A sponsor may withdraw the tender option feature if the issuer of the underlying bond defaults on interest or principal payments, the bond's rating is downgraded or, in the case of a municipal bond, the bond loses its tax-exempt status.

o DEMAND FEATURES. Many variable rate securities carry demand features that permit the holder to demand repayment of the principal amount of the underlying securities plus accrued interest, if any, upon a specified number of days' notice to the issuer or its agent. A demand feature may be exercisable at any time or at specified intervals. Variable rate securities with demand features are treated as having a maturity equal to the time remaining before the holder can next demand payment of principal. The issuer of a demand feature instrument may have a corresponding right to prepay the outstanding principal of the instrument plus accrued interest, if any, upon notice comparable to that required for the holder to demand payment.


GUARANTEED INVESTMENT CONTRACTS. A guaranteed investment contract ("GIC") is a general obligation of an insurance company. A GIC is generally structured as a deferred annuity under which the purchaser agrees to pay a given amount of money to an insurer (either in a lump sum or in installments) and the insurer promises to pay interest at a guaranteed rate (either fixed or variable) for the life of the contract. Some GICs provide that the insurer may periodically pay discretionary excess interest over and above the guaranteed rate. At the GIC's maturity, the purchaser generally is given the option of receiving payment or an annuity. Certain GICs may have features that permit redemption by the issuer at a discount from par value.


Generally, GICs are not assignable or transferable without the permission of the issuer. As a result, the acquisition of GICs is subject to the limitations applicable to each Series' acquisition of illiquid and restricted securities. The holder of a GIC is dependent on the creditworthiness of the issuer as to whether the issuer is able to meet its obligations. No Series intends to invest more than 5% of its net assets in GICs.

ILLIQUID SECURITIES. The Bond Series may not invest more than 15% of the value of their net assets in securities that at the time of purchase have legal or contractual restrictions on resale or are otherwise illiquid.


MONEY MARKET FUNDS. The Bond Series may invest in the securities of money market mutual funds, within the limits prescribed by the 1940 Act, as previously described for the Money Market Series under "Investment Company Securities."


MORTGAGE-BACKED SECURITIES. Mortgage-backed securities are securities representing interests in a pool of mortgages secured by real property.


Government National Mortgage Association ("GNMA") mortgage-backed securities are securities representing interests in pools of mortgage loans to residential home buyers made by lenders such as mortgage bankers, commercial banks and savings associations and are either guaranteed by the Federal Housing Administration or insured by the Veterans Administration. Timely payment of interest and principal on each mortgage loan is backed by the full faith and credit of the U.S. Government.


The Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") both issue mortgage-backed securities that are similar to GNMA securities in that they represent interests in pools of mortgage loans. FNMA guarantees timely payment of interest and principal on its certificates and FHLMC guarantees timely payment of interest and ultimate payment of principal. FHLMC also has a program under which it guarantees timely payment of scheduled principal as well as interest. FNMA and FHLMC guarantees are backed only by those agencies and not by the full faith and credit of the U.S. Government.


In the case of mortgage-backed securities that are not backed by the U.S. Government or one of its agencies, a loss could be incurred if the collateral backing these securities is insufficient. This may occur even though the collateral is U.S. Government-backed.


Most mortgage-backed securities pass monthly payment of principal and interest through to the holder after deduction of a servicing fee. However, other payment arrangements are possible. Payments may be made to the holder on a different schedule than that on which payments are received from the borrower, including, but not limited to, weekly, bi-weekly and semiannually. The monthly principal and interest payments also are not always passed through to the holder on a PRO RATA basis. In the case of collateralized mortgage obligations ("CMOs"), the pool is divided into two or more tranches and special rules for the disbursement of principal and interest payments are established.


CMO residuals are derivative securities that generally represent interests in any excess cash flow remaining after making required payments of principal and interest to the holders of the CMOs described above. Yield to maturity on CMO residuals is extremely sensitive to prepayments. In addition, if a series of a CMO includes a class that bears interest at an adjustable rate, the yield to maturity on the related CMO residual also will be extremely sensitive to the level of the index upon which interest rate adjustments are based.


Stripped mortgage-backed securities ("SMBS") are derivative multi-class mortgage securities and may be issued by agencies or instrumentalities of the U.S. Government or by private mortgage lenders. SMBS usually are structured with two classes that receive different proportions of the interest and/or principal distributions on a pool of mortgage assets. A common type of SMBS will have one class of holders receiving all interest payments -- "interest only" or "IO" -- and another class of holders receiving the principal repayments -- "principal only" or "PO." The yield to maturity of IO and PO classes is extremely sensitive to prepayments on the underlying mortgage assets.


MUNICIPAL SECURITIES. Municipal securities are debt obligations issued by or on behalf of states, territories and possessions of the United States, the District of Columbia and their sub-divisions, agencies and instrumentalities, the interest on which is, in the opinion of bond counsel, exempt from federal income tax. These debt obligations are issued to obtain funds for various public purposes, such as the construction of public facilities, the payment of general operating expenses or the refunding of outstanding debts. They may also be issued to finance various privately owned or operated activities. The three general categories of municipal securities are general obligation, revenue or special obligation and private activity municipal securities. A brief description of typical municipal securities follows:

  o GENERAL OBLIGATION SECURITIES are backed by the taxing power of the issuing municipality and are considered the safest type of municipal bond. The proceeds from general obligation securities are used to fund a wide range of public projects, including the construction or improvement of schools, highways and roads, and water and sewer systems.

  o REVENUE OR SPECIAL OBLIGATION SECURITIES are backed by the revenues of a specific project or facility - tolls from a toll bridge, for example. The proceeds from revenue or special obligation securities are used to fund a wide variety of capital projects, including electric, gas, water and sewer systems; highways, bridges and tunnels; port and airport facilities; colleges and universities; and hospitals. Many municipal issuers also establish a debt service reserve fund from which principal and interest payments are made. Further security may be available in the form of the state's ability, without obligation, to make up deficits in the reserve fund.

  o MUNICIPAL LEASE OBLIGATIONS may take the form of a lease, an installment purchase or a conditional sale contract issued by state and local governments and authorities to acquire land, equipment and facilities. Usually, the Series will purchase a participation interest in a municipal lease obligation from a bank or other financial intermediary. The participation interest gives the holder a pro rata, undivided interest in the total amount of the obligation.


              Municipal leases frequently have risks distinct from those associated with general obligation or revenue bonds. The interest income from the lease obligation may become taxable if the lease is assigned. Also, to free the municipal issuer from constitutional or statutory debt issuance limitations, many leases and contracts include non-appropriation clauses providing that the municipality has no obligation to make future payments under the lease or contract unless money is appropriated for that purpose by the municipality on a yearly or other periodic basis. Finally, the lease may be illiquid.

  o RESOURCE RECOVERY BONDS are affected by a number of factors, which may affect the value and credit quality of these revenue or special obligations. These factors include the viability of the project being financed, environmental protection regulations and project operator tax incentives.

  o PRIVATE ACTIVITY SECURITIES are specific types of revenue bonds issued on behalf of public authorities to finance various privately operated facilities such as educational, hospital or housing facilities, local facilities for water supply, gas, electricity, sewage or solid waste disposal, and industrial or commercial facilities. The payment of principal and interest on these obligations generally depends upon the credit of the private owner/user of the facilities financed and, in certain instances, the pledge of real and personal property by the private owner/user. The interest income from certain types of private activity securities may be considered a tax preference item for purposes of the federal alternative minimum tax ("Tax Preference Item").


Short-term municipal securities in which the Series may invest include Tax Anticipation, Revenue Anticipation, Bond Anticipation and Construction Loan Notes, which were previously described for the Money Market Series (See "Municipal Securities" above).

OPTIONS, FUTURES AND FORWARD CURRENCY CONTRACT STRATEGIES. Although the Municipal Bond Series has no current intention of so doing, each of the Bond Series may use options and futures contracts. The Short/Intermediate Bond and the Intermediate Bond Series may use forward currency contracts.


PARTICIPATION INTERESTS. The Bond Series may invest in participation interests in fixed income securities. A participation interest provides the certificate holder with a specified interest in an issue of fixed income securities.


Some participation interests give the holders differing interests in the underlying securities, depending upon the type or class of certificate purchased. For example, coupon strip certificates give the holder the right to receive a specific portion of interest payments on the underlying securities; principal strip certificates give the holder the right to receive principal payments and the portion of interest not payable to coupon strip certificate holders. Holders of certificates of participation in interest payments may be entitled to receive a fixed rate of interest, a variable rate that is periodically reset to reflect the current market rate or an auction rate that is periodically reset at auction. Asset-backed residuals represent interests in any excess cash flow remaining after required payments of principal and interest have been made.


More complex participation interests involve special risk considerations. Since these instruments have only recently been developed, there can be no assurance that any market will develop or be maintained for the instruments. Generally, the fixed income securities that are deposited in trust for the holders of these interests are the sole source of payments on the interests; holders cannot look to the sponsor or trustee of the trust or to the issuers of the securities held in trust or to any of their affiliates for payment.


Participation interests purchased at a discount may experience price volatility. Certain types of interests are sensitive to fluctuations in market interest rates and to prepayments on the underlying securities. A rapid rate of prepayment can result in the failure to recover the holder's initial investment.


The extent to which the yield to maturity of a participation interest is sensitive to prepayments depends, in part, upon whether the interest was purchased at a discount or premium, and if so, the size of that discount or premium. Generally, if a participation interest is purchased at a premium and principal distributions occur at a rate faster than that anticipated at the time of purchase, the holder's actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a participation interest is purchased at a discount and principal distributions occur at a rate faster than that assumed at the time of purchase, the investor's actual yield to maturity will be higher than that assumed at the time of purchase.


Participation interests in pools of fixed income securities backed by certain types of debt obligations involve special risk considerations. The issuers of securities backed by automobile and truck receivables typically file financing statements evidencing security interests in the receivables, and the servicers of those obligations take and retain custody of the obligations. If the servicers, in contravention of their duty to the holders of the securities backed by the receivables, were to sell the obligations, the third party purchasers could acquire an interest superior to the interest of the security holders. Also, most states require that a security interest in a vehicle must be noted on the certificate of title and the certificate of title may not be amended to reflect the assignment of the lender's security interest. Therefore, the recovery of the collateral in some cases may not be available to support payments on the securities. Securities backed by credit card receivables are generally unsecured, and both federal and state consumer protection laws may allow set-offs against certain amounts owed.


The Municipal Bond Series will only invest in participation interests in municipal securities, municipal leases or in pools of securities backed by municipal assets if, in the opinion of counsel, any interest income on the participation interest will be exempt from federal income tax to the same extent as the interest on the underlying securities.

REPURCHASE AGREEMENTS. The Bond Series may invest in repurchase agreements, which were previously described for the Money Market Portfolios (See "Repurchase Agreements" above).


SECURITIES LENDING. The Bond Series may lend securities pursuant to agreements, which require that the loans be continuously secured by collateral equal to 100% of the market value of the loaned securities. Such collateral consists of cash, securities of the U.S. Government or its agencies, or any combination of cash and such securities. Such loans will not be made if, as a result, the aggregate amount of all outstanding securities loans for a Series exceed one-third of the value of the Series' total assets taken at fair market value. A Series will continue to receive interest on the securities lent while simultaneously earning interest on the investment of the cash collateral in U.S. Government securities. However, a Series will normally pay lending fees to such broker-dealers and related expenses from the interest earned on invested collateral. There may be risks of delay in receiving additional collateral or risks of delay in recovery of the securities and even loss of rights in the collateral should the borrower of the securities fail financially. However, loans are made only to borrowers deemed by the adviser to be of good standing and when, in the judgment of the adviser, the consideration that can be earned currently from such securities loans justifies the attendant risk. Either party upon reasonable notice to the other party may terminate any loan. The Municipal Bond Series has no current intention of lending its portfolio securities and would do so only under unusual market conditions since the interest income that a Series receives from lending its securities is taxable.


U.S. GOVERNMENT OBLIGATIONS. The Bond Series may invest in the same debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities as the Money Market Series. (See "U.S. Government Obligations").


VARIABLE AND FLOATING RATE SECURITIES. The Bond Series may invest in variable and floating rate securities. The terms of variable and floating rate instruments provide for the interest rate to be adjusted according to a formula on certain pre-determined dates. Certain of these obligations also may carry a demand feature that gives the holder the right to demand prepayment of the principal amount of the security prior to maturity. An irrevocable letter of credit or guarantee by a bank usually backs the demand feature. Series investments in these securities must comply with conditions established by the SEC under which they may be considered to have remaining maturities of 397 days or less.


Each of the Bond Series may also purchase inverse floaters that are floating rate instruments whose interest rates bear an inverse relationship to the interest rate on another security or the value of an index. Changes in the interest rate on the other security or index inversely affect the interest rate paid on the inverse floater, with the result that the inverse floater's price is considerably more volatile than that of a fixed rate security. For example, an issuer may decide to issue two variable rate instruments instead of a single long-term, fixed rate bond. The interest rate on one instrument reflects short-term interest rates, while the interest rate on the other instrument (the inverse floater) reflects the approximate rate the issuer would have paid on a fixed rate bond multiplied by two minus the interest rate paid on the short-term instrument. Depending on market availability, the two variable rate instruments may be combined to form a fixed rate bond. The market for inverse floaters is relatively new.


WHEN-ISSUED SECURITIES. The Bond Series may buy when-issued securities or sell securities on a delayed-delivery basis. This means that delivery and payment for the securities normally will take place approximately 15 to 90 days after the date of the transaction. The payment obligation and the interest rate that will be received are each fixed at the time the buyer enters into the commitment. During the period between purchase and settlement, the purchaser makes no payment and no interest accrues to the purchaser. However, when a security is sold on a delayed-delivery basis, the seller does not participate in further gains or losses with respect to the security. If the other party to a when-issued or delayed-delivery transaction fails to transfer or pay for the securities, the Series could miss a favorable price or yield opportunity or could suffer a loss.

A Series will make a commitment to purchase when-issued securities only with the intention of actually acquiring the securities, but the Series may dispose of the commitment before the settlement date if it is deemed advisable as a matter of investment strategy. A Series may also sell the underlying securities before they are delivered, which may result in gains or losses. A separate account for each Series is established at the custodian bank, into which cash and/or liquid securities equal to the amount of when-issued purchase commitments is deposited. If the market value of the deposited securities declines additional cash or securities will be placed in the account on a daily basis to cover the Series' outstanding commitments.


When a Series purchases a security on a when-issued basis, the security is recorded as an asset on the commitment date and is subject to changes in market value generally, based upon changes in the level of interest rates. Thus, upon delivery, the market value of the security may be higher or lower than its cost, and this may increase or decrease the Series' net asset value. When payment for a when-issued security is due, a Series will meet its obligations from then-available cash flow, the sale of the securities held in the separate account, the sale of other securities or from the sale of the when-issued securities themselves. The sale of securities to meet a when-issued purchase obligation carries with it the potential for the realization of capital gains or losses.


The Municipal Bond Series may purchase securities on a when-issued basis in connection with the refinancing of an issuer's outstanding indebtedness ("refunding contracts"). These contracts require the issuer to sell and the Series to buy municipal obligations at a stated price and yield on a settlement date that may be several months or several years in the future. The offering proceeds are then used to refinance existing municipal obligations. Although the Municipal Bond Series may sell its rights under a refunding contract, the secondary market for these contracts may be less liquid than the secondary market for other types of municipal securities. The Series generally will not be obligated to pay the full purchase price if it fails to perform under a refunding contract. Instead, refunding contracts usually provide for payment of liquidated damages to the issuer (currently 15-20% of the purchase price). The Series may secure its obligation under a refunding contract by depositing collateral or a letter of credit equal to the liquidated damages provision of the refunding contract. When required by Securities and Exchange Commission ("SEC") guidelines, the Series will place liquid assets in a segregated custodial account equal in amount to its obligations under outstanding refunding contracts.


ZERO COUPON BONDS. The Bond Series may invest in zero coupon bonds of governmental or private issuers that generally pay no interest to their holders prior to maturity. Since zero coupon bonds do not make regular interest payments, they allow an issuer to avoid the need to generate cash to meet current interest payments and may involve greater credit risks than bonds paying interest currently. Tax laws requiring the distribution of accrued discount on the bonds, even though no cash equivalent thereto has been paid, may cause a Series to liquidate investments in order to make the required distributions.


RISK FACTORS APPLICABLE TO THE MUNICIPAL BOND SERIES:


HEALTH CARE SECTOR. The health care industry is subject to regulatory action by a number of private and governmental agencies, including federal, state and local governmental agencies. A major source of revenues for the industry is payments from the Medicare and Medicaid programs. As a result, the industry is sensitive to legislative changes and reductions in governmental spending for those programs. Numerous other factors may affect the industry, such as general and local economic conditions; demand for services; expenses (including malpractice insurance premiums) and competition among health care providers. In the future, the following may adversely affect the industry: adoption of legislation proposing a national health insurance program; medical and technological advances which alter the demand for health services or the way in which such services are provided; and efforts by employers, insurers and governmental agencies to reduce the costs of health insurance and health care services.


Health care facilities include life care facilities, nursing homes and hospitals. The Municipal Bond Series may invest in bonds to finance these facilities which are typically secured by the revenues from the facilities and not by state or local government tax payments. Moreover, in the case of life care facilities, since a portion of housing, medical care and other services may be financed by an initial deposit, there may be a risk of default in the payment of principal or interest on a bond issue if the facility does not maintain adequate financial reserves for debt service.


HOUSING SECTOR. The Municipal Bond Series may invest in housing revenue bonds which typically are issued by state, county and local housing authorities and are secured only by the revenues of mortgages originated by those authorities using the proceeds of the bond issues. Factors that may affect the financing of multi-family housing projects include acceptable completion of construction, proper management, occupancy and rent levels, economic conditions and changes in regulatory requirements.


Since the demand for mortgages from the proceeds of a bond issue cannot be precisely predicted, the proceeds may be in excess of demand, which would result in early retirement of the bonds by the issuer. Since the cash flow from mortgages cannot be precisely predicted, differences in the actual cash flow from the assumed cash flow could have an adverse impact upon the issuer's ability to make scheduled payments of principal and interest or could result in early retirement of the bonds.


Scheduled principal and interest payments are often made from reserve or sinking funds. These reserves are funded from the bond proceeds, assuming certain rates of return on investment of the reserve funds. If the assumed rates of return are not realized because of changes in interest rate levels or for other reasons, the actual cash flow for scheduled payments of principal and interest on the bonds may be inadequate.


ELECTRIC UTILITIES SECTOR. The electric utilities industry has experienced, and may experience in the future: problems in financing large construction programs in an inflationary period; cost increases and delays caused by environmental considerations (particularly with respect to nuclear facilities); difficulties in obtaining fuel at reasonable prices; the effects of conservation on the demand for energy; increased competition from alternative energy sources; and the effects of rapidly changing licensing and safety requirements.


PROPOSED LEGISLATION. From time to time, proposals have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on debt obligations issued by states and their political subdivisions. For example, federal tax law now limits the types and amounts of tax-exempt bonds issuable for industrial development and other types of private activities. These limitations may affect the future supply and yields of private activity securities. Further proposals affecting the value of tax-exempt securities may be introduced in the future. In addition, proposals have been made, such as that involving the "flat tax," that could reduce or eliminate the value of that exemption. If the availability of municipal securities for investment or the value of the Municipal Bond Series' holdings could be materially affected by such changes in the law, the Trustees would reevaluate the Series' investment objective and policies or consider the Series' dissolution.


(c) FUND POLICIES. Except as otherwise provided, the Bond Series have adopted the investment limitations set forth below. Limitations which are designated as fundamental policies may not be changed without the affirmative vote of the lessor of (i) 67% or more of the shares of a Series present at a shareholders meeting if holders of more than 50% of the outstanding shares of the Series are present in person or by proxy or (ii) more than 50% of the outstanding shares of a Series. If any percentage restriction on investment or utilization of assets is adhered to at the time an investment is made, a later change in percentage resulting from a change in the market values of a Series' assets or redemptions of shares will not be considered a violation of the limitation.


Each Series will not as a matter of fundamental policy:


1. purchase the securities of any one issuer if, as a result, more than 5% of the Series' total assets would be invested in the securities of such issuer, or the Series would own or hold 10% or more of the outstanding voting securities of that issuer, provided that (1) each Series may invest up to 25% of its total assets without regard to these limitations; and (2) these limitations do not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities;


2. purchase the securities of any issuer if, as a result, more than 25% of the Series' total assets would be invested in the securities of one or more issuers having their principal business activities in the same industry, provided that this limitation does not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities (including repurchase agreements fully collateralized by U.S. Government obligations) or to tax-exempt municipal securities;


3. borrow money, provided that the Series may borrow money from banks for temporary or emergency purposes (not for leveraging or investment) or by engaging in reverse repurchase agreements if the Series' borrowings do not exceed an amount equal to 33 1/3% of the current value of its assets taken at market value, less liabilities other than borrowings;


4. make loans to other persons, except by (1) purchasing debt securities in accordance with its investment objective, policies and limitations; (2) entering into repurchase agreements; or (3) engaging in securities loan transactions limited to 33 1/3% of the value of the Series' total assets;


5. underwrite any issue of securities, except to the extent that the Series may be considered to be acting as underwriter in connection with the disposition of any portfolio security;


6. purchase or sell real estate or real estate limited partnership interests, provided that the Series may invest in obligations secured by real estate or interests therein or obligations issued by companies that invest in real estate or interests therein, including real estate investment trusts;


7. purchase or sell physical commodities or commodities contracts except financial and foreign currency futures contracts and options thereon, options on foreign currencies and forward currency contracts; or


8. issue senior securities, except as appropriate to evidence indebtedness that the Series is permitted to incur, provided that futures, options and forward currency transactions will not be deemed to be senior securities for purposes of this limitation.


The following non-fundamental policies apply to each Series and may be changed by the Board of Trustees without shareholder approval. Each Series will not:


1. pledge, mortgage or hypothecate its assets, except the Series may pledge securities having a market value at the time of the pledge not exceeding 33 1/3% of the value of its total assets to secure borrowings, and the Series may deposit initial and variation margin in connection with transactions in futures contracts and options on futures contracts;


2. make short sales of securities except short sales against the box;


3. purchase securities on margin except for the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, provided that the Series may make initial and variation margin deposits in connection with permitted transactions in options or futures;


4. purchase portfolio securities if its outstanding borrowings exceed 5% of the value of its total assets;


5. when engaging in options, futures and forward currency contract strategies, a Series will either: (1) set aside cash or liquid securities in a segregated account with the Fund's custodian in the prescribed amount; or (2) hold securities or other options or futures contracts whose values are expected to offset ("cover") its obligations thereunder. Securities, currencies or other options or futures contracts used for cover cannot be sold or closed out while the strategy is outstanding, unless they are replaced with similar assets;


6. purchase or sell non-hedging futures contracts or related options if aggregate initial margin and premiums required to establish such positions would exceed 5% of the Series' total assets. For purposes of this limitation, unrealized profits and unrealized losses on any open contracts are taken into account, and the in-the-money amount of an option that is in-the-money at the time of purchase is excluded; or


7. write put or call options having aggregate exercise prices greater than 25% of the Series' net assets, except with respect to options attached to or acquired with or traded together with their underlying securities and securities that incorporate features similar to options.

(D)       TEMPORARY DEFENSIVE POSITION.


Inapplicable


(E) PORTFOLIO TURNOVER. The Bond Series' turnover rates for the past 2 years, (or since the date of inception, if applicable) were:

------------------------------------- ----------------------------------- -----------------------------------

                                               12 months ended                     12 months ended


                                                JUNE 30, 1999                       JUNE 30, 1998
                                                -------------                       -------------
------------------------------------- ----------------------------------- -----------------------------------
Short/Intermediate Bond                             34.40%                             236.36%
------------------------------------- ----------------------------------- -----------------------------------

Intermediate Bond                                   36.22%                               N/A
------------------------------------- ----------------------------------- -----------------------------------

Municipal Bond                                      23.93%                              28.56%
------------------------------------- ----------------------------------- -----------------------------------

EQUITY SERIES


 (b) INVESTMENT STRATEGIES AND RISKS. The following information supplements the information concerning each Equity Series' investment objective, policies and limitations found in Item 4 of Part A.


The "Equity Series" are the Large Cap Growth, the WT Large Cap Growth, the Large Cap Core, the Small Cap Core, the International Multi-Manager, the Large Cap Value, the Mid Cap Value and the Small Cap Value Series.


AMERICAN DEPOSITARY RECEIPTS (ADRS) AND EUROPEAN DEPOSITARY RECEIPTS (EDRS). The International Multi-Manager and Large Cap Core Series each may invest in ADRs and EDRs. ADRs and EDRs are securities, typically issued by a U.S. financial institution or a non-U.S. financial institution in the case of an EDR (a "depositary"). The institution has ownership interests in a security, or a pool of securities, issued by a foreign issuer and deposited with the depositary. ADRs and EDRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary. An unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. Holders of unsponsored depositary receipts generally bear all the costs of the unsponsored facility. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through, to the holders of the receipts, voting rights with respect to the deposited securities.


CASH MANAGEMENT. The Small Cap Core and the International Multi-Manager Series each may invest no more than 15% of its total assets in cash and cash equivalents including high-quality money market instruments and money market funds in order to manage cash flow in the Series. The other Equity Series are not subject to specific percentage limitations on such investments. Certain of these instruments are described below.

o MONEY MARKET FUNDS. The Equity Series may invest in the securities of other money market mutual funds, within the limits prescribed by the 1940 Act. The International Multi-Manager Series may invest in securities of open-end and closed-end investment companies that invest primarily in the equity securities of issuers in countries where it is impossible or impractical to invest directly. Such investments will be subject to the limits described above.

o U.S. GOVERNMENT OBLIGATIONS. The Equity Series may invest in the same debt securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities as the Money Market Series. (See "U.S. Government Obligations" above)

o COMMERCIAL PAPER. The Equity Series may invest in commercial paper. Commercial paper consists of short-term (up to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations. The Series may invest only in commercial paper rated A-1 or higher by S&P or Moody's or if not rated, determined by the adviser or sub-adviser to be of comparable quality.

o BANK OBLIGATIONS. The Equity Series may invest in the same obligations of U.S. banks as the Money Market Funds. (See "Bank Obligations" above)


CONVERTIBLE SECURITIES. Convertible securities have characteristics similar to both fixed income and equity securities. Because of the conversion feature, the market value of convertible securities tends to move together with the market value of the underlying stock. As a result, a Series' selection of convertible securities is based, to a great extent, on the potential for capital appreciation that may exist in the underlying stock. The value of convertible securities is also affected by prevailing interest rates, the credit quality of the issuers and any call provisions.


The Equity Series may invest in convertible securities that are rated, at the time of purchase, in the three highest rating categories by a nationally recognized statistical rating organization ("NRSRO") such as Moody's or S&P, or if unrated, are determined by the adviser or a sub-adviser, as applicable, to be of comparable quality. In addition, the International Multi-Manager Series may invest in non-convertible debt securities issued by foreign governments, international agencies, and private foreign issuers that, at the time of purchase, are rated A or better by a NRSRO, or, if not rated, are judged by the adviser or one or more of the sub-advisers to be of comparable quality. Ratings represent the rating agency's opinion regarding the quality of the security and are not a guarantee of quality. Should the rating of a security be downgraded subsequent to a Series' purchase of the security, the adviser or a sub-adviser, as applicable, will determine whether it is in the best interest of the Series to retain the security.


DEBT SECURITIES. Debt securities represent money borrowed that obligates the issuer (e.g., a corporation, municipality, government, government agency) to repay the borrowed amount at maturity (when the obligation is due and payable) and usually to pay the holder interest at specific times.


HEDGING STRATEGIES. The Equity Series may engage in certain hedging strategies that involve options, futures and, in the case of the International Multi-Manager Series, forward currency exchange contracts.


ILLIQUID SECURITIES. Each of the Large Cap Value, Mid Cap Value and Small Cap Value Series may invest no more than 10% of their net assets in securities that at the time of purchase have legal or contractual restrictions on resale or are otherwise illiquid. Each of the Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series may invest no more than 15% of their net assets in securities that at the time of purchase have legal or contractual restrictions on resale or are otherwise illiquid. If the limitations on illiquid securities are exceeded, other than by a change in market values, the condition will be reported by the Series' investment adviser to the Board of Trustees.


OPTIONS ON SECURITIES AND SECURITIES INDEXES. The Large Cap Growth, WT Large Cap Growth, Large Cap Value and Small Cap Core Series each may purchase call options on securities that WTC intends to include in the Series in order to fix the cost of a future purchase or attempt to enhance return by, for example, participating in an anticipated increase in the value of a security. The Series may purchase put options to hedge against a decline in the market value of securities held in the Series or in an attempt to enhance return. The Series may write (sell) put and covered call options on securities in which they are authorized to invest. The Series may also purchase put and call options, and write put and covered call options on U.S. securities indexes. Stock index options serve to hedge against overall fluctuations in the securities markets rather than anticipated increases or decreases in the value of a particular security. Of the percentage of the total assets of a Series that are invested in equity (or related) securities, the Series may not invest more than 10% of such assets in covered call options on securities and/or options on securities indices.


REPURCHASE AGREEMENTS. The Equity Series may invest in repurchase agreements, which were previously described.


RESTRICTED SECURITIES. Restricted securities are securities that may not be sold to the public without registration under the Securities Act of 1933 or an exemption from registration. Each of the Equity Series may invest up to 15% of its net assets in illiquid securities, subject to a Series' investment limitations on the purchase of illiquid securities. Restricted securities, including securities eligible for re-sale under 1933 Act Rule 144A, that are determined to be liquid are not subject to this limitation. This determination is to be made by the adviser or a sub-adviser pursuant to guidelines adopted by the Board of Trustees. Under these guidelines, the adviser or a sub-adviser will consider the frequency of trades and quotes for the security, the number of dealers in, and potential purchasers for, the securities, dealer undertakings to make a market in the security, and the nature of the security and of the marketplace trades. In purchasing such restricted securities, the adviser or a sub-adviser intends to purchase securities that are exempt from registration under Rule 144A under the 1933 Act.


SECURITIES LENDING. The Equity Series may lend securities subject to the same conditions applicable to the Bond Series. (See "Securities Lending" above).


(c) FUND POLICIES. Except as otherwise provided, the Equity Series have adopted the investment limitations set forth below. Limitations which are designated as fundamental policies may not be changed without the affirmative vote of the lessor of (i) 67% or more of the shares of a Series present at a shareholders meeting if holders of more than 50% of the outstanding shares of the Series are present in person or by proxy or (ii) more than 50% of the outstanding shares of a Series. If any percentage restriction on investment or utilization of assets is adhered to at the time an investment is made, a later change in percentage resulting from a change in the market values of a Series' assets or redemptions of shares will not be considered a violation of the limitation.


Each Series will not as a matter of fundamental policy:


1. purchase the securities of any one issuer, if as a result, more than 5% of the Series' total assets would be invested in the securities of such issuer, or the Series would own or hold 10% or more of the outstanding voting securities of that issuer, provided that (1) each Series may invest up to 25% of its total assets without regard to these limitations; (2) these limitations do not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities; and (3) for the WT Large Cap Growth, Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series, repurchase agreements fully collateralized by U.S. Government obligations will be treated as U.S. Government obligations;

2. purchase securities of any issuer if, as a result, more than 25% of the Series' total assets would be invested in the securities of one or more issuers having their principal business activities in the same industry, provided, that
(1) for the Large Cap Value, Small Cap Value and Mid Cap Value Series, this limitation does not apply to investments in short-term obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities; and (2) the Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series, this limitation does not apply to debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities;


3. borrow money, provided that (1) each of the Large Cap Value, Small Cap Value and Mid Cap Value Series may borrow money for temporary or emergency purposes, including the meeting of redemption requests, in amounts up to 33 1/3% of a Series' assets; and (2) each of the Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series may borrow money for temporary or emergency purposes, and then in an aggregate amount not in excess of 10% of a Series' total assets;


4. make loans to other persons, except by (1) purchasing debt securities in accordance with its investment objective, policies and limitations; (2) entering into repurchase agreements; or (3) engaging in securities loan transactions;


5. underwrite any issue of securities, except to the extent that the Series may be considered to be acting as underwriter in connection with the disposition of any portfolio security;


6. purchase or sell real estate, provided that (1) the Large Cap Value, Small Cap Value and Mid Cap Value Series additionally may not invest in any interest in real estate except securities issued or guaranteed by corporate or governmental entities secured by real estate or interests therein, such as mortgage pass-throughs and collateralized mortgage obligations, or issued by companies that invest in real estate or interests therein; (2) the Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series each may invest in obligations secured by real estate or interests therein or obligations issued by companies that invest in real estate or interests therein, including real estate investment trusts;


7. purchase or sell physical commodities, provided that (1) the Large Cap Value, Small Cap Value and Mid Cap Value Series additionally are restricted from purchasing or selling contracts, options or options on contracts to purchase or sell physical commodities and (2) the Large Cap Growth, WT Large Cap Growth, Large Cap Core, Small Cap Core and International Multi-Manager Series each may invest in purchase, sell or enter into financial options and futures, forward and spot currency contracts, swap transactions and other derivative financial instruments; or


8. issue senior securities, except to the extent permitted by the 1940 Act, provided that each of the Large Cap Value, Small Cap Value and Mid Cap Value Series may borrow money subject to its investment limitation on borrowing.


The following non-fundamental policies apply to each Series unless otherwise indicated, and the Board of Trustees may change them without shareholder approval. Each Series will not:


1. pledge, mortgage or hypothecate its assets except to secure indebtedness permitted to be incurred by the Series, provided that (1) this limitation does not apply to the Large Cap Growth, WT Large Cap Growth, Large Cap Core and Small Cap Core Series; and (2) with respect to the Large Cap Value, Small Cap Value, Mid Cap Value and International Multi-Manager Series, the deposit in escrow of securities in connection with the writing of put and call options, collateralized loans of securities and collateral arrangements with respect to margin for future contracts are not deemed to be pledges or hypothecations for this purpose;

2. make short sales of securities except short sales against the box;


3. purchase securities on margin except for the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, provided that Large Cap Value, Small Cap Value and Mid Cap Value Series may make initial and variation margin deposits in connection with permitted transactions in options without violating this limitation;

4. purchase portfolio securities if its outstanding borrowings exceed 5% of the value of its total assets, provided that (1) the Large Cap Value, Small Cap Value and Mid Cap Value Series may not borrow for purposes other than meeting redemptions in an amount exceeding 5% of the value of its total assets at the time the borrowing is made.

(d)      TEMPORARY DEFENSIVE POSITION.


Each of the Equity Series except Small Cap Core Series and International Multi Manager Series is permitted to take a temporary defensive position by investing without limit in commercial paper and other money market instruments rated in one of the two highest ratings categories by a NRSRO.


(e) PORTFOLIO TURNOVER. Series turnover rates for the past 2 years, (or since inception, if applicable) were:

---------------------------------- --------------------- ---------------------
                                     12 MONTHS ENDED        12 MONTHS ENDED
                                      JUNE 30, 1999          JUNE 30, 1998
---------------------------------- --------------------- ---------------------
Large Cap Growth                          32.48%                 39.04%
---------------------------------- --------------------- ---------------------
Large Cap Core                            5.19%                  93.08%
---------------------------------- --------------------- ---------------------
Small Cap Core                            22.97%                  N/A
---------------------------------- --------------------- ---------------------
Large Cap Value                           67.05%                  N/A
---------------------------------- --------------------- ---------------------
Mid Cap Value                            118.00%                  N/A
---------------------------------- --------------------- ---------------------
Small Cap Value                           64.00%                 57.00%
---------------------------------- --------------------- ---------------------
International Multi-Manager               67.05%                  N/A
---------------------------------- --------------------- ---------------------




ITEM 13. MANAGEMENT OF THE FUND.

(a) BOARD OF DIRECTORS. The Board of Trustees supervises the Series' activities and reviews contractual arrangements with the Series' service providers.

(b) MANAGEMENT INFORMATION. The Trustees and officers are listed below. All persons named as Trustees and officers also serve in a similar capacity for WT Mutual Fund. An asterisk (*) indicates those Trustees who are "interested persons".


       NAME, ADDRESS             POSITION                    PRINCIPAL OCCUPATION OR EMPLOYMENT
          AND AGE

 Robert H. Arnold           Trustee              Since 1989, Co-Manager of R.H. Arnold & Co., Inc., an
 152 W. 57th Street, 44th                        investment banking company
 Floor
 New York, NY 10019
 55 years old

 Eric Brucker               Trustee              Dean of the College of Business, Public Policy and Health
 University of Maine                             at the University of Maine since September 1998.  Dean of
 Orono, ME 04469                                 the School of Management at the University of Michigan
 58 years old                                    from June 1992 to September 1998.  Professor of
                                                 Economics, Trenton State College from September 1989 to
                                                 June 1992. Vice President for Academic Affairs, Trenton
                                                 State College from September 1989 to June 1991. Dean of
                                                 College of Business and Economics and Chairman of various
                                                 committees at the University of Delaware from 1976 to
                                                 September 1989.

 *Robert J. Christian       Trustee and          Chief Investment Officer of WTC and Director of Rodney
 Rodney Square North        President            Square Management Corporation since February 1996.
 1100 N. Market Street                           Chairman and Director of PNC Equity Advisors Company and
 Wilmington, DE 19890                            President and Chief Investment Officer of PNC Asset
 50 years old                                    Management Group, Inc. from 1994-1996; Chief Investment
                                                 Officer of PNC Bank from 1992-1996.

 Nicholas A. Giordano       Trustee              Financial Services Consultant 1997 to the present;
 LaSalle University                              Interim President of LaSalle University from July 1, 1998
 Philadelphia, PA 19141                          to June 30, 1999; President and Chief Executive Officer
 56 years old                                    of the Philadelphia Stock Exchange from 1981 through
                                                 August 1997.

 Louis Klein Jr.            Trustee              Self employed financial consultant from 1991 to the
 80 Butternut Lane                               present.  Has held the positions of Trustee, Manville
 Stamford, CT 06903                              Personal Injury Settlement Trust; Director, Riverwood
 63 years old                                    International Corporation; and Director, Manville
                                                 Corporation since 1991.

 Clement C. Moore, II       Trustee              Managing Partner, Mariemont Holdings, LLC, a commercial
 10 Rockefeller Plaza                            real estate holding and development company since 1980.
 New York, NY
 55 years old

 John J. Quindlen           Trustee              Retired.  Senior Vice President-Finance of E.I. du Pont
 313 Southwinds                                  de Nemours and Company, Inc. (diversified chemicals) from
 1250 W. Southwinds Blvd.                        1984 to November 1993.  Chief Financial Officer of E.I.
 Vero Beach, FL 32963                            du Pont de Nemours and Company, Inc. from 1984 to June
 67 years old                                    1993.  Presently, a director of St. Joe Paper Co.,
                                                 Trustee of Kalmar Pooled Investment Trust.

 *William P. Richards       Trustee              Managing Director - Client Service and Portfolio
 100 Wilshire Boulevard                          Communication, Roxbury Capital Management since 1998.
 Suite 600                                       Formerly Senior Vice President and Partner, Van Deventer
 Santa Monica, CA 90401                          & Hoch, an investment management firm.
 62 years old

 *Eric K. Cheung            Vice President       Since 1991, Division Manager for all fixed income
 43 years old                                    products at Wilmington Trust Company.

                                                    B-22


 *Pat Colletti              Treasurer            Vice President and Director of Investment Accounting and
 41 years old                                    Administration of PFPC Inc. since April 1999.
                                                 Controller for the Reserve
Funds from 1986 to 1999.

 *Gary M. Gardner           Secretary            Senior Vice President of PFPC Inc. since January 1994.
 48 years old

*        Interested Person of the Fund as defined in Section 2(a)(19) of the 1940 Act.
(c)      Inapplicable.

(d) COMPENSATION. The following chart provides certain information for the fiscal year ended June 30, 1999 about the fees paid by WT Mutual Fund and WT Trust to the Trustees:



                                                COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
            (1)                     (2)                   (3)                   (4)                    (5)
                                                                                                      TOTAL
                                                      PENSION OR                                  COMPENSATION
                                 AGGREGATE            RETIREMENT                                     FROM WT
                                COMPENSATION       BENEFITS ACCRUED       ESTIMATED ANNUAL    FUND COMPLEX PAID TO
          NAME OF                 FROM WT           AS PART OF FUND        BENEFITS UPON             TRUSTEE
     PERSON & POSITION          MUTUAL FUND            EXPENSES              RETIREMENT
Robert H. Arnold                  $7,318                   0                     0                   $14,637
     Trustee
Lawrence B. Thomas (1)            $7,318                   0                     0                   $14,637
     Trustee
Nicholas A. Giordano              $7,318                   0                     0                   $14,637
     Trustee
Robert J. Christian                  0                     0                     0                      0
     President and
     Trustee




(1) Mr. Thomas resigned as Trustee effective August 12, 1999.

(e)      SALES LOADS.  Inapplicable.


ITEM 14. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES


(a) CONTROL PERSONS. As of November 1, 1999, Peter Kiewit Sons' Inc., a Delaware corporation with principal offices at 1000 Kiewit Plaza, Omaha, NE 68131, owns, directly or indirectly, more than 25% of the voting securities of Wilmington Premier Money Market Portfolio of WT Mutual Fund and, therefore, may be deemed to control Premier Money Market Series through pass-through voting rights.


(b) PRINCIPAL HOLDERS. As of November 1, 1999, Wilmington Premier Money Market Portfolio of WT Mutual Fund owns beneficially at least 5% of the outstanding shares of Premier Money Market Series.

As of November 1, 1999, Wilmington Short/Intermediate Bond Portfolio of WT Mutual Fund owns beneficially at least 5% of the outstanding shares of Short/Intermediate Bond Series.


As of November 1, 1999, Wilmington Large Cap Core Portfolio of WT Mutual Fund owns beneficially at least 5% of the outstanding shares of Large Cap Core Series.


(c)      MANAGEMENT OWNERSHIP

On October 28, 1999, the Trustees and officers of the Trust, as a group, owned beneficially, or may be deemed to have owned beneficially, less than 1% of the outstanding shares of each Series.

ITEM 15. INVESTMENT ADVISORY AND OTHER SERVICES.

(a)      INVESTMENT ADVISERS.


RODNEY SQUARE MANAGEMENT CORPORATION. RSMC serves as the investment adviser to the Prime Money Market, Premier Money Market, the U.S. Government and the Tax-Exempt Series. RSMC is a Delaware corporation organized on September 17, 1981. It is a wholly owned subsidiary of WTC, a state-chartered bank organized as a Delaware corporation in 1903. WTC is a wholly owned subsidiary of Wilmington Trust Corporation, a publicly held bank holding company. RSMC may occasionally consult, on an informal basis, with personnel of WTC's investment departments.


Several affiliates of RSMC are also engaged in the investment advisory business. Wilmington Trust FSB and Wilmington Brokerage Services Company, both wholly owned subsidiaries of WTC, are registered investment advisers. In addition, WBSC is a registered broker-dealer.


For its services as adviser, RSMC received the following fees:

                              12 months ended   12 months ended  12 months ended
                                6/30/99             6/30/98           6/30/97
                                -------             -------           -------

Prime Money Market Series       $7,672,029        $5,078,193        $4,055,663

U.S. Government Series           3,076,718         2,001,355         1,404,822

Tax-Exempt Series                2,047,289         1,246,730         1,103,443




WILMINGTON TRUST COMPANY. Wilmington Trust Company, the parent of RSMC, is a state-chartered bank organized as a Delaware corporation in 1903. WTC is a wholly owned subsidiary of Wilmington Trust Corporation, a publicly held bank holding company. WTC is engaged in a variety of investment advisory activities, including the management of collective investment pools, and has nearly a century of experience managing the personal investments of high net-worth individuals. WTC presently manages over $7 billion in fixed income assets and approximately $15.5 billion in equity assets for clients.


WTC serves as the adviser to the Short/Intermediate Bond Series, the Intermediate Bond Series, the Municipal Bond Series, the Large Cap Core Series, the Small Cap Core Series and the International Multi-Manager Series.


For WTC's services as investment adviser to each Series, WTC received the following fees:

                                        OCTOBER 20, 1998 TO    12 MONTHS ENDED   12 MONTHS ENDED    12 MONTHS ENDED
                                           JUNE 30, 1999           6/30/99           6/30/98            6/30/97
                                           -------------           -------           -------            -------

                                      B-25

Premier Money Market Series                   $518,578               N/A               N/A                N/A
Short/Intermediate Bond Series                $177,376               N/A               N/A                N/A
Large Cap Core Series                         $568,176               N/A               N/A                N/A
Intermediate Bond Series                        N/A               $322,428             N/A                N/A
Municipal Bond Series                           N/A                $61,687           $86,841            $84,035
Large Cap Growth Series                         N/A              $1,150,375            N/A             $742,064
International Multi-Manager Series              N/A               $447,808           $755,902             N/A




For its services as adviser, WTC waived the following fees:

                                        OCTOBER 20, 1998 TO    12 MONTHS ENDED   12 MONTHS ENDED    12 MONTHS ENDED
                                           JUNE 30, 1999           6/30/99           6/30/98            6/30/97
                                           -------------           -------           -------            -------

Premier Money Market Series                   $281,704               N/A               N/A                N/A
Short/Intermediate Bond Series                $98,480                N/A               N/A                N/A
Large Cap Core Series                         $94,401                N/A               N/A                N/A
Intermediate Bond Series                        N/A               $103,995             N/A                N/A
Municipal Bond Series                           N/A                $36,996           $81,481            $84,035
Large Cap Growth Series                         N/A               $201,147            $8,138              $0
International Multi-Manager Series              N/A               $102,850             N/A                N/A




Prior to October 19, 1998, Kiewit Investment Management Corp. served as investment adviser to the Premier Money Market, Short/Intermediate Bond and Large Cap Core Series. Pursuant to investment management agreements then in effect, the following fees were payable to Kiewit.





                                          July 1, 1998 to        the fiscal year ended      the fiscal year ended
                                          OCTOBER 19, 1998           JUNE 30, 1998              JUNE 30, 1997
                                          ----------------       ---------------------      ---------------------
Premier Money Market Series                     $228,204                  $983,634                  $833,621

Short/Intermediate Bond Series                   $78,062                  $579,830                  $544,147

Large Cap Core Series                           $250,050                  $695,586                  $517,000




Kiewit Investment Management Corp. waived the following amounts:


                                          July 1, 1998 to        the fiscal year ended      the fiscal year ended
                                          OCTOBER 19, 1998           JUNE 30, 1998              JUNE 30, 1997
                                          ----------------       ---------------------      ---------------------
Premier Money Market Series                     $123,952                  $519,887                  $334,909

Short/Intermediate Bond Series                   $43,340                  $115,748                   $92,541

Large Cap Core Series                            $40,225                  $126,953                  $109,204

CRAMER ROSENTHAL MCGLYNN, LLC. CRM serves as investment adviser to the Large Cap Value, the Mid Cap Value and the Small Cap Series. CRM and its predecessors have managed investments in small and medium capitalization companies for over 25 years. CRM is 76% owned (and therefore controlled) by Cramer, Rosenthal, McGlynn, Inc. ("CRM") and its shareholders.
CRM is registered as an investment adviser with the SEC.

For its services as adviser, CRM received the following fees:
                            12 MONTHS ENDED    12 MONTHS ENDED   12 MONTHS ENDED
                                6/30/99           6/30/98          6/30/97
                                -------           -------          -------
Large Cap Value Series         $128,702            $6,174            N/A
Mid Cap Value Series           $40,525               N/A             N/A
Small Cap Value Series         $985,563           1,434,005          N/A

For its services as adviser, CRM waived the following fees.

                            12 MONTHS ENDED    12 MONTHS ENDED   12 MONTHS ENDED
                                6/30/99           6/30/98          6/30/97
                                -------           -------          -------
Large Cap Value Series          $61,969            $6,174             N/A
Mid Cap Value Series            $40,525              N/A              N/A
Small Cap Value Series            N/A                N/A              N/A


ROXBURY CAPITAL MANAGEMENT, LLC Roxbury serves as the investment adviser to the Large Cap Growth Series and WT Large Cap Growth Series.


Each of the Large Cap Growth Series and WT Large Cap Growth Series pays a monthly advisory fee to Roxbury at the annual rate of 0.55% of the Series' first $1 billion of average daily net assets; .50% of the Series' next $1 billion of average daily net assets; and .45% of the Series average daily net assets over $2 billion.


THE SUB-ADVISERS FOR THE INTERNATIONAL MULTI-MANAGER SERIES ARE:

(1) Clemente Capital, Inc. is located at Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019. Clemente has been a registered investment adviser since 1979.

(2) Scudder Kemper Investments, Inc. is located at 345 Park Avenue, New York, New York 10154. Scudder Kemper was founded as America's first independent investment counselor and has served as investment adviser, administrator and distributor of mutual funds since 1928.

(3) Invista Capital Management, Inc., a registered investment adviser since 1984, is located at 1800 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309. Invista is an indirect, wholly owned subsidiary of Principal Mutual Life Insurance Company.


SUB-ADVISORY AGREEMENTS. For services furnished pursuant to each Sub-Advisory Agreement, WTC pays each sub-adviser a monthly portfolio management fee at an annual rate of 0.50% of the average daily net assets under the sub-adviser's management. For the fiscal year ended June 30, 1999, WTC paid sub-advisory fees in the amounts of $113,601 to Clemente, $114,343 to Invista and $118,271 to Scudder.


Each Sub-Advisory Agreement provides that the sub-adviser has discretionary investment authority (including the selection of brokers and dealers for the execution of the Series' portfolio transactions) with respect to the portion of the Series' assets allocated to it by WTC, subject to the restrictions of the 1940

Act, the Internal Revenue Code of 1986, as amended, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the Series' investment objective, policies and restrictions and the instructions of the Board of Trustees and WTC.


Each Sub-Advisory Agreement provides that the sub-adviser will not be liable for any action taken, omitted or suffered to be taken except if such acts or omissions are the result of willful misfeasance, bad faith, gross negligence or reckless disregard of duty. Each Agreement continues in effect for two years and then from year to year so long as continuance of each such Agreement is approved at least annually (i) by the vote of a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval and (ii) by the vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Series. Each Sub-Advisory Agreement terminates automatically in the event of its assignment and is terminable on written notice by the Fund (without penalty, by action of the Board of Trustees or by vote of a majority of the Series' outstanding voting securities) or by WTC or the sub-adviser. Each Agreement provides that written notice of termination must be provided sixty days prior to the termination date, absent mutual agreement for a shorter notice period.

(b)      PRINCIPLE UNDERWRITER.

Inapplicable.

(c) SERVICES PROVIDED BY EACH INVESTMENT ADVISER AND FUND EXPENSES PAID BY THIRD PARTIES.


ADVISORY SERVICES. Under the terms of advisory agreements, each adviser agrees to: (a) direct the investments of each Series, subject to and in accordance with the Series' investment objective, policies and limitations set forth in the Prospectus and this Statement of Additional Information; (b) purchase and sell for each Series, securities and other investments consistent with the Series' objectives and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Series; (d) pay the salaries of all personnel of the Series and the adviser performing services relating to research, statistical and investment activities on behalf of the Series; (e) make available and provide such information as the Series and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Fund for consultation and discussion regarding the management of each Series and its investment activities. Additionally, each adviser agrees to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Each adviser may at any time or times, upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-advisor pursuant to which the adviser delegates any or all of its duties as listed.


The agreements provide that each adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Series in connection with the matters to which the Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.


The salaries of any officers and the interested Trustees of the Funds who are affiliated with an adviser and the salaries of all personnel of each adviser performing services for each Fund relating to research, statistical and investment activities are paid by the adviser.

(d)      SERVICE AGREEMENTS.


ADMINISTRATION AND ACCOUNTING SERVICES. Under separate Administration and Accounting Services Agreements, PFPC Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809 performs certain administrative and accounting services for WT Investment Trust I. These services include preparing shareholder reports, providing statistical and research data, assisting the advisers in compliance monitoring activities, and preparing and filing federal and state tax returns on behalf of the Fund and the Trust. In addition, PFPC prepares and files various reports with the appropriate regulatory agencies and prepares materials required by the SEC or any state securities commission having jurisdiction over the Fund. The accounting services performed by PFPC include determining the net asset value per share of each Series and maintaining records relating to the securities transactions of the Fund. The Administration and Accounting Services Agreements provides that PFPC and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its Series, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their obligations and duties under the Administration and Accounting Services Agreements.


For its administrative and accounting services, PFPC received the following fees:




                                        12 MONTHS ENDED        FOR THE PERIOD
                                            6/30/99           2/2/98 TO 6/30/98
                                            -------           -----------------
Prime Money Market Series                 $1,461,311              $522,138
U.S. Government Series                      $654,621              $250,138
Tax-Exempt Series                           $435,593              $141,809
Short/Intermediate Bond Series               $92,602               $13,311
Intermediate Bond Series                     $92,122                 N/A
Municipal Bond Series                        $17,625                $7,176
Large Cap Growth Series                     $209,159               $39,617
Large Cap Value Series                       $87,657                 N/A
Small Cap Core Series                        $75,035                 N/A
International Multi-Manager Series           $68,894                 N/A

Prior to February 2, 1998, RSMC provided administrative and accounting services and was paid the following fees:



                                       FOR THE PERIOD         12 MONTHS ENDED
                                      7/1/97 TO 2/2/98            6/30/97
                                      ----------------            -------
Prime Money Market Series                 $658,454               $942,505
U.S. Government Series                    $245,039               $313,211
Tax-Exempt Series                         $170,197               $278,255
Short/Intermediate Bond Series             $44,273                $75,310
Intermediate Bond Series                     N/A                    N/A
Municipal Bond Series                      $37,574                $62,977
Large Cap Growth Series                    $64,109               $109,402
Large Cap Value Series                       N/A                    N/A
Small Cap Core Series                        N/A                    N/A
International Multi-Manager Series           N/A                    N/A

For its administrative and accounting services, PFPC received the following fees:

                                        12 MONTHS ENDED        FOR THE PERIOD
                                            6/30/99           1/5/98 TO 6/30/98
                                            -------           -----------------
Premier Money Market Series                $179,591                $48,157
Short/Intermediate Bond Series             $105,262                $13,601
Large Cap Core Series                      $117,964                 $8,951


Prior to January 5, 1998, RSMC provided administrative and accounting services and was paid the following fees:

                                       FOR THE PERIOD         12 MONTHS ENDED
                                      7/1/97 TO 1/4/98            6/30/97
                                      ----------------            -------
Premier Money Market Series                $49,952                $57,980
Short/Intermediate Bond Series             $15,308                $67,133
Large Cap Core Series                      $10,893                $64,211



(e)      OTHER INVESTMENT ADVICE.


See Item 15(a) above.

(f)      DEALER REALLOWANCES.


Inapplicable.

(g)      RULE 12B-1 PLANS.


Inapplicable.


(H)      OTHER SERVICE PROVIDERS.


INDEPENDENT AUDITORS. Ernst & Young LLC, serves as the independent auditor, providing services which include (1) auditing the annual financial statements for the Series, (2) assistance and consultation in connection with SEC filings and (3) preparation of the annual federal income tax returns filed on behalf of each Series.


LEGAL COUNSEL. Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, serves as counsel to the Trust.


CUSTODIAN. Wilmington Trust Company, 1100 Market Street, Wilmington, DE 19890, serves as the Custodian.


TRANSFER AGENT. PFPC Inc., 400 Bellevue Parkway, Wilmington, DE 19890-0001, serves as the Transfer Agent and Dividend Paying Agent.


ITEM 16. BROKERAGE ALLOCATION AND OTHER PRACTICES


(a) BROKERAGE TRANSACTIONS. The advisers and sub-advisers place all portfolio transactions on behalf of each Series. Debt securities purchased and sold by the Series are generally traded on the dealer market on a net basis (i.e., without commission) through dealers acting for their own account and not as brokers, or otherwise involve transactions directly with the issuer of the instrument. This means that a dealer (the securities firm or bank dealing with a Series) makes a market for securities by offering to buy at one price and sell at a slightly higher price. The difference between the prices is known as a spread. When securities are purchased in underwritten offerings, they include a fixed amount of compensation to the underwriter.


Some of the advisers' other clients have investment objectives and programs similar to that of the Series. Occasionally, recommendations made to other clients may result in their purchasing or selling securities simultaneously with the Series. Consequently, the demand for securities being purchased or the supply of securities being sold may increase, and this could have an adverse effect on the price of those securities. It is the policy of the advisers not to favor one client over another in making recommendations or in placing orders. In the event of a simultaneous transaction, purchases or sales are averaged as to price, transaction costs are allocated between a Series and other clients participating in the transaction on a pro rata basis and purchases and sales are normally allocated between the Series and the other clients as to amount according to a formula determined prior to the execution of such transactions.

                               12 MONTHS ENDED  12 MONTHS ENDED  12 MONTHS ENDED
                                   6/30/99          6/30/98          6/30/97
                                   -------          -------          -------
Premier Money Market Series          N/A              N/A              N/A
Prime Money Market Series            N/A              N/A              N/A
U.S. Government Series               N/A              N/A              N/A
Tax-Exempt Series                    N/A              N/A              N/A
Short/Intermediate Bond Series       N/A              N/A              N/A
Intermediate Bond Series             N/A              N/A              N/A
Municipal Bond Series                N/A              N/A              N/A
Large Cap Growth Series           $196,083         $378,000          $58,000
Large Cap Core Series              $15,538         $115,000          $61,188
Small Cap Core Series              $67,932            N/A              N/A
Large Cap Value Series            $234,362            N/A              N/A
Mid Cap Value Series               $52,621          $16,841            N/A
Small Cap Value Series            $424,842         $397,058         $594,021
International Multi-Manager
 Series                           $227,743            N/A              N/A



(b)      COMMISSIONS.

Inapplicable.

(c)      BROKERAGE SELECTION.


The primary objective of the advisers and sub-advisers in placing orders on behalf of the Series for the purchase and sale of securities is to obtain best execution at the most favorable prices through responsible brokers or dealers and, where the spread or commission rates are negotiable, at competitive rates. In selecting a broker or dealer, each adviser considers, among other things: (i) the price of the securities to be purchased or sold; (ii) the rate of the spread or commission; (iii) the size and difficulty of the order; (iv) the nature and character of the spread or commission for the securities to be purchased or sold; (v) the reliability, integrity, financial condition, general execution and operational capability of the broker or dealer; and (vi) the quality of any research or statistical services provided by the broker or dealer to the Series or to the advisers.

(d)      DIRECTED BROKERAGE.

Inapplicable.

(e)      REGULAR BROKER-DEALERS.

Inapplicable.

ITEM 17. CAPITAL STOCK AND OTHER SECURITIES.

(a) CAPITAL STOCK. The Trust issues shares for each Series with a par value of $.01 per share. The shares of each Series, when issued and paid for in accordance with this registration statement, will be fully paid and non-assessable shares, with equal, non-cumulative voting rights, except as described below, and no preferences as to conversion, exchange, dividends, redemptions or any other feature. Shareholders shall have the right to vote only
(i) for removal of Trustees, (ii) with respect to such additional matters relating to the Trust as may be required by the applicable provisions of the 1940 Act, including Section 16(a) thereof, and (iii) on such other matters as the Trustees may consider necessary or desirable. In addition, the shareholders of each Series will be asked to vote on any proposal to change a fundamental investment policy (i.e. a policy that may be changed only with the approval of shareholders) of that Series. All shares of the Trust entitled to vote on a matter shall vote without differentiation between the separate Series on a one-vote-per-share basis; provided however, if a matter to be voted on affects only the interests of not all Series, then only the shareholders of such affected Series shall be entitled to vote on the matter. If liquidation of the Trust should occur, shareholders would be entitled to receive on a per class basis the assets of the particular Series whose shares they own, as well as a proportionate share of Trust assets not attributable to any particular class then in existence. Ordinarily, the Trust does not intend to hold annual meetings of shareholders, except as required by the 1940 Act or other applicable law. The Trust's by-laws provide that meetings of shareholders shall be called for the purpose of voting upon the question of removal of one or more Trustees upon the written request of the holders of not less than 10% of the outstanding shares.

(B)      OTHER SECURITIES.

Inapplicable.

ITEM 18. PURCHASE, REDEMPTION AND PRICING OF SHARES.


(A)      PURCHASE OF SHARES.


Inapplicable.

(B)      FUND REORGANIZATIONS.

Inapplicable.

(C)      OFFERING PRICE.

See Item 7(a) of Part A.

(D)      REDEMPTION IN KIND.

The Trust has filed a notice of election pursuant to Rule 18f-1 under the 1940 Act (See Item 7(c) of Part A.

ITEM 19. TAXATION OF THE SERIES


See Item 7(e) of Part A.


ITEM 20. UNDERWRITERS.


Inapplicable.


ITEM 21. CALCULATION OF PERFORMANCE DATA.


The performance of a Series may be quoted in terms of its yield and its total return in advertising and other promotional materials. Performance data quoted represents past performance and is not intended to indicate future performance. Performance of the Series will vary based on changes in market conditions and the level of each Series' expenses. These performance figures are calculated in the following manner:


Money Market Series:


         A. Yield for a money market fund is the net annualized yield for a specified 7 calendar days calculated at simple interest rates. Yield is calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return. The yield is annualized by multiplying the base period return by 365/7. The yield figure is stated to the nearest hundredth of one percent.


         B. Effective Yield is the net annualized yield for a specified 7 calendar days assuming reinvestment of income or compounding. Effective yield is calculated by the same method as yield except the yield figure is compounded by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:


                     Effective yield = [(Base Period Return + 1) 365/7] - 1.


                  C. Tax-Equivalent Yield is the net annualized taxable yield needed to produce a specified tax-exempt yield at a given tax rate based on a specified 7-day period assuming a reinvestment of all dividends paid during such period. Tax-equivalent yield is calculated by dividing that portion of the Tax-Exempt Series' yield (computed as in the yield description above) which is tax-exempt by 1 minus a stated income tax rate and adding the quotient to that portion, if any, of the yield of the Tax-Exempt Series that is not tax-exempt.


         The following table, which is based upon federal income tax rates in effect on the date of this Statement of Additional Information, illustrates the yields that would have to be achieved on taxable investments to produce a range of hypothetical tax-equivalent yields:


TAX-EQUIVALENT YIELD TABLE


    Federal Marginal
   INCOME TAX BRACKET              TAX-EQUIVALENT YIELDS BASED ON TAX-EXEMPT YIELDS OF:
   ------------------              ----------------------------------------------------

                         2%          3%         4%          5%          6%         7%          8%
                         --          --         --          --          --         --          --


28%                      2.8         4.2        5.6         6.9         8.3        9.7         11.1

31%                      2.9         4.3        5.8         7.2         8.7        10.1        11.6

36%                      3.1         4.7        6.3         7.8         9.4        10.9        12.5

39.6%                    3.3         5.0        6.6         8.3         9.9        11.6        13.2




All Series:


         A. Average Annual Total Return is the average annual compound rate of return for the periods of one year, five years, ten years and the life of a Series, where applicable, all ended on the last day of a recent calendar quarter. Average annual total return quotations reflect changes in the price of a Series' shares, if any, and assume that all dividends during the respective periods were reinvested in Series shares. Average annual total return is calculated by finding the average annual compound rates of return of a hypothetical investment over such periods, according to the following formula (average annual total return is then expressed as a percentage):


                                            T = (ERV/P)1/n - 1

       Where:   P        =       a hypothetical initial investment of $1,000


                T        =       average annual total return


                n        =       number of years


                ERV      =       ending redeemable value: ERV is the
value, at the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.


         B. Yield Calculations. From time to time, an Equity or Bond Series may advertise its yield. Yield for these Series is calculated by dividing the Series' investment income for a 30-day period, net of expenses, by the average number of shares entitled to receive dividends during that period according to the following formula:


YIELD = 2[((a-b)/cd + 1)6-1]


                  where:


a    =     dividends and interest earned during the period;


b    =     expenses accrued for the period (net of reimbursements);


c    =     the average daily number of shares outstanding during the period that were entitled to receive dividends; and


d    =     the maximum offering price per share on the last day of the period.


The result is expressed as an annualized percentage (assuming semiannual compounding) of the maximum offering price per share at the end of the period.


         Except as noted below, in determining interest earned during the period (variable "a" in the above formula), pfpc calculates the interest earned on each debt instrument held by a Series during the period by: (i) computing the instrument's yield to maturity, based on the value of the instrument (including actual accrued interest) as of the last business day of the period or, if the instrument was purchased during the period, the purchase price plus accrued interest; (ii) dividing the yield to maturity by 360; and (iii) multiplying the resulting quotient by the value of the instrument (including actual accrued interest). Once interest earned is calculated in this fashion for each debt instrument held by the Series, interest earned during the period is then determined by totaling the interest earned on all debt instruments held by the Series.


         For purposes of these calculations, the maturity of a debt instrument with one or more call provisions is assumed to be the next date on which the instrument reasonably can be expected to be called or, if none, the maturity date. In general, interest income is reduced with respect to debt instruments trading at a premium over their par value by subtracting a portion of the premium from income on a daily basis, and increased with respect to debt instruments trading at a discount by adding a portion of the discount to daily income.


         In determining dividends earned by any preferred stock or other equity securities held by a Series during the period (variable "a" in the above formula), PFPC accrues the dividends daily at their stated dividend rates. Capital gains and losses generally are excluded from yield calculations.


         Because yield accounting methods differ from the accounting methods used to calculate net investment income for other purposes, a Series' yield may not equal the dividend income actually paid to investors or the net investment income reported with respect to the Series in the Fund's financial statements.


         Yield information may be useful in reviewing a Series' performance and in providing a basis for comparison with other investment alternatives. However, the Series' yields fluctuate, unlike investments that pay a fixed interest rate over a stated period of time. Investors should recognize that in periods of declining interest rates, the Series' yields will tend to be somewhat higher than prevailing market rates, and in periods of rising interest rates, the Series' yields will tend to be somewhat lower. Also, when interest rates are falling, the inflow of net new money to the Series from the continuous sale of their shares will likely be invested in instruments producing lower yields than the balance of the Series' holdings, thereby reducing the current yields of the Series. In periods of rising interest rates, the opposite can be expected to occur.


Comparison of Series Performance. A comparison of the quoted performance offered for various investments is valid only if performance is calculated in the same manner. Since there are many methods of calculating performance, investors should consider the effects of the methods used to calculate performance when comparing performance of a Series with performance quoted with respect to other investment companies or types of investments. For example, it is useful to note that yields reported on debt instruments are generally prospective, contrasted with the historical yields reported by a Series.


ITEM 22. FINANCIAL STATEMENTS.


The Series' audited financial statements for the fiscal year ended June 30, 1999, including notes thereto, are incorporated herein by reference to the Trust's Annual Report to Shareholders as well as the Annual Reports of The Rodney Square Strategic Equity Fund, The Rodney Square Strategic Fixed Income Fund, The Rodney Square Fund, The Rodney Square Tax-Exempt Fund and The CRM Funds.

PART C - OTHER INFORMATION

ITEM 23.          EXHIBITS.

                  EXHIBIT NO.      DESCRIPTION OF EXHIBIT

                  (a)       (i)     Agreement and Declaration of Trust*
                            (ii)    Certificate of Trust*
                                    A.       Certificate of Amendment to
                                             Certificate of Trust dated October
                                             20, 1998 is filed herewith

                  (b)       By-Laws*

                  (c)       None

                  (d)       (i)    Form of Advisory Agreement
                                   between WT Investment Trust I, on
                                   behalf of the Large Cap Core Series,
                                   Small Cap Core Series,
                                   Short/Intermediate Series,
                                   Intermediate Bond Series, Municipal
                                   Bond Series and International
                                   Multi-Manager Series, and Wilmington
                                   Trust Company filed herewith.
                            (ii)   Form of Advisory Agreement between WT
                                   Investment Trust I, on behalf of the Prime
                                   Money Market Series, Premier Money Market
                                   Series, U.S. Government Series and the Tax
                                   Exempt Series, and Rodney Square Management
                                   Corporation filed herewith.
                            (iii)  Form of Advisory Agreement between WT
                                   Investment Trust I, on behalf of the Large
                                   Cap Value Series, Small Cap Value Series and
                                   Mid Cap Series and Cramer Rosenthal McGlynn
                                   LLC filed herewith.
                            (iv)   Form of Advisory Agreement between WT
                                   Investment Trust I, on behalf of the Large
                                   Cap Growth Series and WT Large Cap Growth
                                   Series, and Roxbury Capital Management LLC filed herewith.
                            (v)    Form of Sub-Advisory Agreement among WT
                                   Investment Trust I, on behalf of the
                                   International Multi-Manager Series,
                                   Wilmington Trust Company and Clemente
                                   Capital, Inc. filed herewith.
                            (vi)   Form of Sub-Advisory Agreement among WT
                                   Investment Trust I, on behalf of the
                                   International Multi-Manager Series,
                                   Wilmington Trust Company and Scudder, Kemper
                                   Investments, Inc. filed herewith.
                            (vii)  Form of Sub-Advisory Agreement among WT
                                   Investment Trust I, on behalf of the
                                   International Multi-Manager Series,
                                   Wilmington Trust Company and Invista Capital
                                   Management filed herewith.

                  (e)       Inapplicable.

                  (f)       None

                  (g)       (i) Custody Agreement with Wilmington Trust
                            Company* (ii) Form of Sub-Custody Agreement with PFPC Trust Company and (iii) Form of
                            Custodian Agreement between WT Investment
                            Trust I on behalf of the International Multi-Manager Series and Bankers Trust Company to be filed herewith.

                  (h)       (i)     Form of Transfer Agency Agreement with PFPC
                                    Inc. to be filed herewith.
                            (ii)    Form of Administration  and Accounting
                                    Services Agreement with PFPC, Inc. to be filed herewith.


                  (i)       Inapplicable.

                  (j)       Inapplicable.

                  (k)       Inapplicable.

                  (l)       Inapplicable.

                  (m)       Inapplicable.

                  (n)       Inapplicable.

                  (o)       Inapplicable.


* Previously filed with the Securities and Exchange Commission with Amendment No. 1 on Form N1-A on February 28, 997 and incorporated herein by reference.

ITEM 24.          PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE FUND.

         None.

ITEM 25.          INDEMNIFICATION.

Reference is made to Article VII of the Registrant's Agreement and Declaration of Trust (Exhibit 23(a)(1)) and to Article X of the Registrant's By-Laws (Exhibit 23(b)), which are incorporated herein by reference. Pursuant to Rule 484 under the Securities Act of 1933, as amended, the Registrant furnishes the following undertaking:

         "Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue."

ITEM 26.              BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS.
(i) Wilmington Trust Company ("WTC"), a Delaware corporation, serves as investment adviser to the Large Cap Core, Small Cap Core, Short/Intermediate, Intermediate Bond, Municipal Bond, and International Multi Manager Series of the Fund. It currently manages large institutional accounts and collective investment funds.

The directors and principal executive officers of WTC have held the following positions of a substantial nature in the past two years:

              Business or Other Connections of Principal Executive
NAME                                OFFICERS AND DIRECTORS OF WTC
--------------------------------------------------------------------------------

Carolyn S. Burger           Principal, CB Associates, Inc.; Director, PJM
                            Interconnection, L.L.C. & Rodel, Inc.

Ted T. Cecala               Chairman and Chief  Executive  Officer,  Wilmington
                            Trust  Corporation  and Wilmington Trust Company

Richard R. Collins          Retired President and Chief Operating Officer,
                            American Life Insurance Company

Charles S. Crompton, Esq.   Attorney, Partner, Potter Anderson & Corroon (law
                            firm)

H. Stewart Dunn, Jr., Esq.  Attorney, Partner, Ivins, Phillips & Barker (law
                            firm)

Edward B. du Pont           Private investor; Director, E. I. du Pont de Nemours
                            and Company, Incorporated; Retired Chairman,
                            Atlantic Aviation Corporation

R. Keith Elliott            Director, Chairman, President and Chief Executive
                            Officer, Hercules Incorporated; Director, PECO
                            Energy and Computer Task Group

Robert V.A. Harra, Jr.      President,  Chief Operating  Officer and Treasurer,
                            Wilmington  Trust  Corporation and Wilmington Trust
                            Company

Andrew B. Kirkpatrick       Of Counsel to, Morris, Nichols, Arsht & Tunnell (law
                            firm)

Rex L. Mears                President of Ray L. Mears & Sons, Inc. (farming
                            corporation)

Walter D. Mertz             Retired Senior Vice President, Wilmington Trust
                            Corporation and Wilmington Trust Company; Associate
                            Director

Hugh E. Miller              Retired Executive, Formerly Vice Chairman, ICI
                            Americas, Inc.; was with parent Imperial Chemicals
                            Industries PLC for 20 years until 1990 including management positions in the United States and Europe;

                            Chairman and Director, MGI PHARMA, Inc.

Stacey J. Mobley            Senior Vice President of Communications, E. I. Du
                            Pont de Nemours and Company, Incorporated

G. Burton Pearson           Retired Senior Vice President of Wilmington Trust
                            Corporation and Wilmington Trust Company; Associate
                            Director

Leonard W. Quill            Formerly Chairman and Chief Executive Officer,
                            Wilmington Trust Corporation and Wilmington Trust
                            Company

David P. Roselle            President, University of Delaware

H. Rodney Sharp, III        Retired Manager, E. I. Du Pont de Nemours and
                            Company; Director, E. I. Du Pont de Nemours and
                            Company

Thomas P. Sweeney, Esq.     Attorney, Partner, Richards, Layton & Finger (law
                            firm)

Mary Jornlin Theisen        Former New Castle County Executive

Robert W. Tunnell, Jr.      Managing Partner of Tunnell Companies, L.P., owner
                            and developer of real estate

         (II) Rodney Square Management Corporation ("RSMC"), a Delaware corporation, serves as investment adviser to the Prime Money Market, U.S. Government, Tax Exempt and Premier Money Market Series of the Fund. RSMC is a wholly owned subsidiary of Wilmington Trust Company, also a Delaware corporation, which in turn is wholly owned by Wilmington Trust Corporation. Information as to the officers and directors of RSMC is included in its Form ADV filed on March 11, 1987, and most recently supplemented on March 3, 1999, with the Securities and Exchange Commission File No. 801-22071 and is incorporated by reference herein.

(III) Cramer Rosenthal McGlynn LLC ("CRM") serves as investment adviser to the Large Cap Value, Small Cap Value and Mid Cap Value Series of the Fund. Information as to the officers and directors of CRM is included in its Form ADV filed with the Securities and Exchange Commission and most recently supplemented on March 26, 1999. The Form ADV, File No. 801-55244 is incorporated by reference herein.

(IV) Roxbury Capital Management LLC ("Roxbury") serves as investment adviser to the Large Cap Growth Series and WT Large Cap Growth Series of the Fund. Information as to the officers and directors of Roxbury is included in its Form ADV filed with the Securities and Exchange Commission and most recently supplemented on April 12, 1999. The Form ADV, File No. 801-55521 is incorporated by reference.

ITEM 27           Principal Underwriters.

Inapplicable.

ITEM 28.             LOCATIONS OF ACCOUNTS AND RECORDS

All accounts and records are maintained by the Registrant, or on its behalf by the Fund's administrator, transfer agent, dividend paying agent and accounting services agent, PFPC, Inc., 400 Bellevue Parkway, Wilmington, DE 19809.

ITEM 29.             MANAGEMENT SERVICES.

There are no management-related service contracts not discussed in Part A or Part B.

ITEM 30.             UNDERTAKINGS.

None.

                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the city of Wilmington, state of Delaware on the 29th day of October, 1999.

                               WT INVESTMENT TRUST

                                         BY: /S/ ROBERT J. CHRISTIAN
                                             Robert J. Christian, President

                                INDEX TO EXHIBITS
                                -----------------




23(a)(ii)A                   Certificate of Amendment to Certificate
                             of Trust

23(d)(i)-(vii)               Forms of Advisory Agreements

23(g)(ii)                    Form of Sub-Custody Agreement with PFPC
                             Trust Company

23(g)(iii)                   Form of Custodian Agreement with Bankers
                             Trust Company

23(h)(i)                     Form of Transfer Agency Agreement with
                             PFPC Inc.

23(h)(ii)                    Form of Administration and Accounting
                             Services Agreement with PFPC